Exhibit 2.1

Dated 16 October 2003

SOCIÉTÉ AIR FRANCE

and

KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V.

FRAMEWORK AGREEMENT

Linklaters

25 rue de Marignan

75008 Paris

Telephone (33) 1 56 43 56 43

Facsimile (33) 1 43 59 41 96

TABLE OF CONTENTS

1	INTERPRETATIONS AND DEFINITIONS	11

2	STRATEGY	23

3	AGREEMENTS WITH THE STATE OF THE NETHERLANDS	23

4	AGREEMENT WITH THE OTHER PRIORITY SHAREHOLDERS	23

5	AGREEMENT REGARDING THE CPSs C AND THE DUTCH DRs II	23

6	AGREEMENT IN RELATION TO KL EMPLOYEES STOCK OPTIONS	24

7	CORPORATE GOVERNANCE AND ORGANISATION	25

8	AGREEMENTS RELATING TO THE ADMINISTERED SHAREHOLDING	35

9	ASSURANCES	37

10	KL ADMISSION INTO SKYTEAM AND CARGO	41

11	FURTHER REORGANISATIONS	42

12	COMMENCEMENT CONDITIONS	43

13	THE EXCHANGE OFFER	45

14	CONSULTATION OF KL AND AF WORKS COUNCILS	50

15	INFORMATION DOCUMENTS	51

16	REPRESENTATIONS AND WARRANTIES OF AF AND KL	54

17	AF GENERAL MEETING	54

18	KL SHAREHOLDERS MEETING	54

19	CROSS DUE DILIGENCE	55

20	COVENANTS	55

21	EXCLUSIVITY AND NON-SOLICITATION	56

22	CONDUCT OF BUSINESS PENDING THE CLOSING	57

23	CO-OPERATION	58

24	PUBLIC ANNOUNCEMENT AND CONFIDENTIALITY	59

25	TERMINATION	60

26	COSTS AND EXPENSES	61

27	NO RESCISSION	61

28	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	61

29	NOTICES	61

30	SEVERABILITY	62

31	NON-ASSIGNMENT—BINDING EFFECT—BENEFIT	62

32	CONFLICT WITH THE SCHEDULES	62

33	FUTURE AGREEMENTS CONTRARY TO THIS AGREEMENT	62

34	SPECIFIC PERFORMANCE	62

35	GENERAL	63

36	GOVERNING LAW	63

37	DISPUTE RESOLUTION AND ARBITRATION	63

38	AMENDMENTS TO THIS AGREEMENT	64

SCHEDULE 1 APPROVALS

SCHEDULE 1(a)—Approval from AF Board

SCHEDULE 1(b)—Approval from KL MB and KL Supervisory Board

SCHEDULE 1(6) TRIPARTITE AGREEMENT

SCHEDULE 1(20) INDICATIVE TIMETABLE

SCHEDULE 2 STRATEGIC RATIONALE

SCHEDULE 3 AGREEMENTS WITH THE STATE OF THE NETHERLANDS

SCHEDULE 4.1 PS SPA

SCHEDULE 4.2 PRIORITY SHAREHOLDERS’ RESOLUTIONS

SCHEDULE 5.1 DUTCH DRs II SPA

SCHEDULE 5.3 BOARD RESOLUTIONS OF THE STICHTING LUCHTVAARTBELANGEN NEDERLAND

SCHEDULE 5.4 LETTER FROM THE STICHTING LUCHTVAARTBELANGEN NEDERLAND

SCHEDULE 6 RIGHTS UNDER KL STOCK OPTION PLAN

SCHEDULE 6.3 TS RECHTOP AGREEMENT

SCHEDULE 7.1.3—AF NOMINATING COMMITTEE RULES

SCHEDULE 7.2.3 SMC MATTERS

1	General matters listed below:

2	Reserved Matters listed in Schedule 7.2.5(i)

3	Consultations Matters listed in Schedule 7.2.5(ii)

SCHEDULE 7.2.5(i) RESERVED MATTERS

1	Any decision to the effect of proposing an amendment to the KL Assurances.

2	Any decision whose purpose or effect is:

3	Any decision to enter into an intercompany agreement other than at arm's length.

SCHEDULE 7.2.5(ii) CONSULTATION MATTERS

1	Network Design Matters

SCHEDULE 7.2.7 GUIDELINES FOR DISCUSSIONS OF OPERATIONAL SUB COMMITTEES

SCHEDULE 7.3.3 PROTOCOL

SCHEDULE 8.1 DEED OF INCORPORATION OF THE KLM FOUNDATION SAK I

SCHEDULE 8.2 DEED OF INCORPORATION OF THE KLM FOUNDATION SAK II

SCHEDULE 8.3(a)(1) TERMS OF ADMINISTRATION OF SAK I

SCHEDULE 8.3(a)(2) PROTOCOL SAK I

SCHEDULE 8.3(b)(1) TERMS OF ADMINISTRATION OF SAK II

SCHEDULE 8.3(b)(2) PROTOCOL SAK II

SCHEDULE 9.1(a) DEED OF INCORPORATION OF THE KLM ASSURANCES FOUNDATION

SCHEDULE 9.1(b) ASSURANCES NOTIFICATION LETTERS

SCHEDULE 9.3 STATE ASSURANCES

1	Air-political and airline status

2	Network and Hubs

3	Amendment of State Assurances

SCHEDULE 9.4 KL ASSURANCES

1	Human resources

2	Network and Hub

3	Cargo Network and Hub

4	E&M Assurances

5	Safeguarding National identity and Brands

6	Amendment of KL Assurances

SCHEDULE 10 KL GAAAA

SCHEDULE 10.6 CARGO

1	Strategic approach

2	Cooperation with AZ

3	AF-KL governance

SCHEDULE 13.1 SPECIFIC CONDITIONS APPLICABLE TO THE AF WARRANTS

1.	VALUATION OF THE AF WARRANTS:

2.	PRINCIPAL TERMS AND CONDITIONS OF THE AF WARRANTS

SCHEDULE 16 REPRESENTATIONS AND WARRANTIES

SCHEDULE 17 AF RESOLUTIONS

SCHEDULE 18 AMENDED KL ARTICLES OF ASSOCIATION

SCHEDULE 19.1 LIST OF DOCUMENTS

SCHEDULE 24.3 PUBLIC ANNOUNCEMENT

SCHEDULE 37.3 EXPERT

FRAMEWORK AGREEMENT

This framework agreement (the “Framework Agreement” or the “Agreement”), made and entered into on 16 October 2003 by and between:

(A)	Société Air France, a société anonyme incorporated under the laws of France with a share capital of euro 1,868,137,539.50, registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Paris, 95747 Roissy CDG Cedex, France, represented by Jean-Cyril Spinetta, its President, duly empowered by resolutions of its Board of Directors dated 29 September 2003 and 13 October 2003, the latter as set out in Schedule 1(a) to this Agreement, hereinafter referred to as “Air France” or “AF”,

AND

(B)	Koninklijke Luchtvaart Maatschappij N.V., a public company with limited liability incorporated under the laws of the Netherlands with an issued and outstanding share capital of euro 125,347,023, registered under the number 33014286 and having its registered office at Amstelveen, the Netherlands, represented by L.M. van Wijk and R.A. Ruijter, duly empowered by resolutions of its Management Board and Supervisory Board dated 29 September 2003 set out in Schedule 1(b) to this Agreement, hereinafter referred to as “KLM” or “KL”.

AF and KL are hereinafter individually referred to as a “Party” and together as the “Parties”.

WHEREAS:

(1)	AF and KL are both public companies. The shares of AF are listed on the Premier Marché of Euronext Paris SA (“Euronext Paris”), the KL Common Shares (as defined below) are listed on Euronext Amsterdam N.V. (“Euronext Amsterdam”) and the KL NYRSs (as defined below) are listed on the New York Stock Exchange (the “NYSE”).

(2)	Both AF and KL are engaged directly and/or through their Affiliates (as defined below) in the business of operating national and international airline services, as well as certain airline-related businesses.

(3)	AF and KL share the same short-term and medium-term vision of a European market consolidation.

(4)	The Parties have conducted discussions aimed at implementing a close industrial, financial and operating combination between AF and KL that would (i) enhance services to clients, (ii) generate substantial synergies and (iii) provide for the entry of KL as a full member of the SkyTeam Alliance (as defined below).

(5)	For the purposes of achieving the above-mentioned objectives, AF and KL have jointly determined, based on the Strategic Rationale (as defined below), that it is in the best interests of their respective groups and shareholders to combine their respective Businesses (as defined below) and operations (the “Combined Businesses”) to create a leading airline group as set forth in this Agreement (the “Combination”).

(6)	The Parties acknowledge and agree that AZ (as defined below), subject to its privatisation and upon its request, shall be included in the Combination at a certain time in the future on terms and conditions satisfactory to the Combined Group (as defined below). For this purpose, on 30 September 2003 the Parties entered into an agreement with AZ set out in Schedule 1(6) to this Agreement (the “Tripartite Agreement”). The structure retained for the enlargement of the Combination with AZ should not adversely impact the efficiency of the Combined Entities or the Combination. Irrespective of the later joining of AZ in the Combination, AF, AZ and KL wish to accelerate in their joint interest the integration of their respective cargo business and activities.

(7)	On 30 September 2003, the Parties reached an understanding as to the Combination and the Exchange Offer (as defined below), which justified the expectation that overall definitive agreements could be reached in respect of the transactions contemplated therein. Therefore, in compliance with Legal Requirements (as defined below), KL and AF entered into an agreement (the “Announcement Protocol”) whereby the Parties agreed on certain conditions to be made for reaching an agreement on the Combination, the Exchange Offer (as defined below) and the other transactions contemplated therein (the “Final Agreement Conditions”).

(8)	Upon entering into the Announcement Protocol, the Parties issued a joint press release (the “Initial Public Announcement”).

(9)	On 24 September 2003, including the Treasury Shares (as defined below) there were 35,982,904 issued and listed common shares in bearer form on Euronext Amsterdam (the “KL Common Shares”) and 10,826,795 issued and listed common shares in registered form, represented by certificates registered in New York (New York Registry Shares) of KL (each, a “KL NYRS”) issued in the share capital of KL (the KL Common Shares and the KL NYRSs being hereinafter referred to as the “KL Securities”). On 24 September 2003, the total number of issued KL Securities was 46,809,699.

(10)	On the date hereof, 2,621,542 KL Securities, representing approximately 4% of KL’s entire share capital, are held either by the Stichting Rechtop (as defined below) or by KL in treasury (hereinafter referred to as the “Treasury Shares”).

(11)	In addition, as at the date hereof, the following shares in KL’s share capital are already issued:

(i)	8,812,500 cumulative preference A shares (the “CPSs A”) held by the State of the Netherlands;

(ii)	7,050,000 cumulative preference C shares (the “CPSs C”) held by the Stichting Luchtvaartbelangen Nederland (as defined below); and

(iii)	1,312.5 priority shares (the “Priority Shares”) held by KL, the State of the Netherlands and the Other Priority Shareholders (as defined below).

(1’2)	KL has created for the benefit of its employees and its Affiliates’ employees, an employee stock option plan pursuant to which certain of KL’s employees and certain of the employees of KL’s Affiliates (the “Beneficiary KL Employees”) have been granted options to purchase issued common shares in the share capital of KL (the “KL Employees Stock Options Plan”) in the manner and in the proportion set out in Schedule 6.

(13)	Upon the terms and subject to the conditions of this Agreement, the Parties intend that, in order to achieve the Combination, AF will acquire, pursuant to an exchange offer for all of the KL Securities (the “Exchange Offer”), all of the KL Securities tendered in the Exchange Offer.

(14)	On the date hereof, the Board of Directors of AF (the “AF Board”) on the one hand, and the management board of KL (the “KL MB”) and the supervisory board of KL (the “KL Supervisory Board”) on the other hand, have approved AF and KL respectively to enter into this Agreement. The KL MB and the KL Supervisory Board intend to recommend that (i) the KL Common Shareholders (as defined below) and the KL NYRS Holders (as defined below) tender their respective KL Common Shares and KL NYRSs in the Exchange Offer and (ii) the KL Shareholders (as defined below) decide to amend KL’s Articles of Association in accordance with the draft deed of amendment set out in Schedule 18 (the “Amended KL Articles of Association”). The AF Board intends to recommend that the AF Shareholders vote to approve, inter alia, certain resolutions necessary to effect the Exchange Offer and the other transactions contemplated herein at an extraordinary general meeting (the “AF Meeting”) to be convened and held for that purpose.

(15)	As a result of the completion of the Exchange Offer, the holders of KL Common Shares (the “KL Common Shareholders”) will receive newly issued ordinary shares of AF (the “AF Shares”) ranking pari passu in all respects with the existing shares of AF as well as warrants to be issued by AF (the “AF Warrants”), and the holders of KL NYRSs (the “KL NYRS Holders”) will receive American depositary shares, each representing one AF Share (the “AF ADSs”), as well as AF Warrants.

(16)	In order to facilitate the Combination and to agree on certain matters relating to AF and KL following the completion of the Exchange Offer, on the date hereof, AF and KL entered, into agreements with the State of the Netherlands in relation inter alia to (i) the entry by the State of the Netherlands and AF into a conditional share purchase agreement containing put arrangements to the benefit of the State of the Netherlands (that can be exercised at any time by the State of the Netherlands) in relation to the CPSs A set out in Schedule 3.2 (the “CPSs A Conditional SPA and Put Arrangements”) and (ii) the purchase by AF of the Priority Shares held by the State of the Netherlands. In addition, on the date hereof, KL agreed with the State of the Netherlands on certain amendments pursuant to the Amended State Option (as defined below) to the terms and conditions of the Option Agreement (as defined below). At the same time, AF and the State of the Netherlands entered into an agreement (the “AF/Dutch State/KL Agreement”) relating inter alia to (i) the exercise and the renewal of the Option Right (as such term is defined in the Amended State Option) and (ii) the granting of certain specific rights mentioned in this Agreement.

(17)	In addition, on the date hereof, AF, KL and Rabobank (as defined below) entered into an agreement in relation to the purchase by AF of the depository receipts issued for the CPSs C (the “Dutch DRs II”) set out in Schedule 5.1 (the “Dutch DRs II SPA”). Stichting Luchtvaartbelangen Nederland agreed to approve the transfer by Rabobank of the Dutch DRs II to AF and to hand over the administration of the CPSs C and to transfer the CPSs C to a new foundation named Stichting Administratiekantoor Cumulatief Preferente Aandelen C KLM (the “KLM Foundation SAK II”).

(18)

KL is currently subject to the full structure regime (volledig structuur regime) as provided for in the Dutch Civil Code. Upon completion of the Exchange Offer, the full structure regime will no longer mandatorily apply to KL, and KL will be subject to the mitigated regime (gemitigeerd regime) as provided for in Article 2: 155 of the Dutch Civil Code. Notwithstanding the foregoing, as part of the corporate governance arrangements set forth in Clause 7 and further regulated by the Protocol (as defined below) and the Amended KL

Articles of Association, the Parties have agreed that KL shall voluntarily apply such full structure regime as from Completion Date (as defined below) and until the expiry of the Initial Period (as defined below).

(19)	Upon completion of the Exchange Offer, tendered KL Securities and the Priority Shares representing in the aggregate up to 49% of KL’s entire nominal share capital and voting rights will be held directly by AF (the “AF Direct Shareholding”) provided that should the number of tendered KL Securities and the Priority Shares represent in the aggregate less than 49% of KL’s entire nominal share capital and voting rights, AF shall exchange such number of Dutch DRs II for underlying CPSs C (the “Administered Shareholding II”) that is necessary for the AF Direct Shareholding to represent in aggregate 49% of KL’s entire nominal share capital and voting rights. The remaining tendered KL Securities (if any), as well as any CPSs A (if any) that will be acquired during the Initial Period (as defined below) by AF from the State of the Netherlands under the CPSs A Conditional SPA and Put Arrangements (together the “Administered Shareholding I”) will be delivered by AF, in the case of the KL Securities, as soon as practicable after the Completion Date (and in any event no later than 20 Business Days following the Completion Date) and, in the case of the CPSs A, on the Transfer Date (as defined below) to a newly-created Dutch Foundation named Stichting Administratiekantoor KLM (the “KLM Foundation SAK I”) in exchange for depository receipts (the “Dutch DRs I”) which shall grant the corresponding full economic rights to AF, in the manner and for the purposes set out in this Agreement.

(20)	Subject to the provisions of this Agreement and to the extent reasonably possible, the Parties intend that the transactions contemplated in this Agreement be completed on the indicative timetable set out in Schedule 1(20).

(21)	The Parties share the same vision of the future of the Combination. At the expiry of a three-year period from the Completion Date (the “Initial Period”), AF intends to hold the entirety of KL’s share capital further to (i) the exchange of the Dutch DRs I for the Administered Shareholding I (the “Recovery of the Administered Shareholding I”), (ii) the exchange of the Dutch DRs II for the Administered Shareholding II (the “Recovery of the Administered Shareholding II”) in the manner set out in this Agreement, (iii) if not already acquired in compliance with the terms and conditions of the CPSs A Conditional SPA and Put Arrangements, the purchase by AF of the CPSs A held by the State of the Netherlands to the extent expressly permitted by the CPSs A Conditional SPA and Put Arrangements and (iv) upon the completion of (i), (ii) and (iii) above, the squeeze out of any remaining holders of KL Securities by way of the proceedings described in article 2:92a of the Dutch Civil Code, a legal merger, a legal split or otherwise.

(22)	On the date hereof, the Parties, together with the Other SkyTeam Members (as defined below), entered into the KL GAAAA (as defined below) set out in Schedule 10. In addition, as soon as practicable after the date hereof, the Parties, together with the Other SkyTeam Members (as defined below), will enter into the KL GACAIAA (as defined below).

(23)	Civil aviation authorities in both the Netherlands and France are in favour of the Combination and have undertaken to provide all required assistance for its implementation and the preservation of the long-term interests of the Combined Group (as defined below) and its traffic rights including in particular through the entry into an inter-governmental declaration of understanding (the “Inter-Governmental DOU”).

(24)	The Parties acknowledge and agree that on the date hereof the French State and the State of the Netherlands have agreed that the French State and the State of the Netherlands,

which, as at the date hereof, own respectively 118,632,755 shares in AF (representing currently approximately 54% of total shares outstanding at the date hereof) and 8,812,500 CPSs A in KL (representing currently approximately 14% of total shares outstanding at the date hereof), will, as from the date of the execution of the CPSs A SPA and Put Arrangements, decrease their stake in a similar proportion over time, provided however that the State of the Netherlands may, at its sole discretion, decide to sell all or part of its stake in KL without creating an obligation for the French State to sell a corresponding proportionate stake.

(25)	On 15 October 2003, the works council of KL (the “KL Works Council”) has issued a non-objecting advice regarding the transactions contemplated by this Agreement, in terms satisfactory to both Parties.

(26)	The Final Agreement Conditions having all been satisfied, the Parties wish to record their understanding in writing.

NOW THEREFORE THE FOLLOWING HAS BEEN AGREED UPON BETWEEN THE PARTIES:

1	INTERPRETATIONS AND DEFINITIONS

1.1	Definitions

In this Agreement, unless the context requires otherwise the following expressions shall have the following meaning:

“Administered Shareholding I” has the meaning ascribed to it in paragraph (19) of the preamble;

“Administered Shareholding II” has the meaning ascribed to it in paragraph (19) of the preamble;

“ADS Registration Statement” has the meaning ascribed to it in Clause 15.5;

“AF” means Société Air France, a société anonyme incorporated under the laws of France with a share capital of euro 1,868,137,539.50 registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Paris, 95747 Roissy CDG Cedex, France, to be renamed upon completion of the Hive Down “Air France KLM”;

“AF ADSs” has the meaning ascribed to it in paragraph (15) of the preamble;

“AF Appointee to the Assurances Foundation Board” has the meaning ascribed to it in Clause 9.2;

“AF Board” means the board of directors of AF at any given time;

“AF Board Meeting” has the meaning ascribed to it in Clause 7.1.3;

“AF Chairman” means the chairman and CEO of AF at any given time;

“AF COB Documents” has the meaning ascribed to it in Schedule 16;

“AF Direct Shareholding” has the meaning ascribed to it in paragraph (19) of the preamble;

“Affiliate” means, in relation to any Entity, an Entity in which such Entity has, directly or indirectly through another Affiliate or Affiliates, Control of such Entity, provided, however, that Martinair N.V. shall not be deemed to be an Affiliate of KL;

“AF Group” means AF and its Affiliates;

“AF/Dutch State/KL Agreement” has the meaning ascribed to it in paragraph (16) of the preamble;

“AF Law” means the French Act n°2003-322 dated 9 April 2003 on air carriers and particularly AF;

“AFM” means the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten);

“AF MB Member” has the meaning ascribed to it in Clause 7.3.1(i);

“AF Meeting” has the meaning ascribed to it in paragraph (14) of the preamble and Clause 17;

“AF Nominating Committee” has the meaning ascribed to it in Clause 7.1.3(ii);

“AF Nominating Committee Rules” has the meaning ascribed to it in Clause 7.1.3(ii);

“AFOP” has the meaning ascribed to it in Clause 11.1;

“AFOP Board” means the board of directors of AFOP or any similar body;

“AF Resolutions” has the meaning ascribed to it in Clause 17;

“AF Shareholders” means any shareholders of AF at any given point of time;

“AF Shareholders Approval Condition” has the meaning ascribed to it in Clause 13.5(i);

“AF Shares” means the new shares in AF to be issued in the context of the Exchange Offer with a par value of euro 8.5 each;

“AF SMC Members” has the meaning ascribed to it in Clause 7.2.2(iv);

“AF Supervisory Directors” has the meaning ascribed to it in Clause 7.3.2(i);

“AF Warrants” means the warrants to be issued by AF pursuant to the Exchange Offer, one warrant being offered for each KL Security and three warrants entitling the holder to subscribe for (or acquire) two AF Shares or AF ADSs under the terms and conditions set out in Schedule 13.1;

“Agreement” has the meaning ascribed to it in the preamble of this Agreement;

“Agreement 1994” means the option agreement between the State of the Netherlands and KL dated 11 February 1994;

“Agreement 1996” means the agreement between the State of the Netherlands and KL dated 23 December 1996;

“Agreement 1998” means the agreement between the State of the Netherlands and KL dated 6 July 1998;

“Air Traffic Endangered” means in respect of a Market (as defined in the Amended State Option) that the Dutch State has notified KL that any of the Air Traffic Rights enjoyed and operated under by KL on such Market is or shall be restricted or terminated following notice from another state based on the fact that such state considers that a substantial part of the share capital of KL is not demonstrably Dutch owned or that KL is not effectively controlled by Dutch nationals;

“Air Traffic Rights” means, in respect of KL the rights to any degree of freedom for flights, including but not limited to the rights granted by one state to another state, such as (i) the right to fly across its territory without landing; (ii) the right to land in its territory for non-traffic purposes; (iii) the right to unload passengers, cargo and mail taken on board in the territory of the home state of the airline operating under this right; (iv) the right to take on board passengers, cargo and mail destined for the territory of the home state of the airline operating under this right; (v) the right to take on board passengers, cargo and mail destined for the territory of any third state and the right to unload passengers, cargo and mail coming from such territory, on air services originating or terminating in the territory of the home state of the airline operating under this right; (vi) the right to carry passengers, cargo and mail between the territories of two other states via the territory of the home state of the airline operating under this right; (vii) the right to unload and to take on board, in its territory, passengers, cargo and mail coming from or destined for a third state, on air services not originating or terminating in the territory of the home state of the airline operating under this right; and (viii) the right to unload and take on board at one point in its territory passengers, cargo and mail coming from or destined for another point in its territory (“cabotage”);

“Alitalia” or “AZ” means Alitalia Linee Aeree Italiane S.p.A, a società per azioni, incorporated under the laws of Italy with its registered office at Viale Alessandro Marchetti, 111, Rome, Italy;

“Amended KL Articles of Association” has the meaning ascribed to it in paragraph (14) of the preamble;

“Amended State Option” means the agreement referred to in Clause 3.3 and set out in Schedule 3.3(a);

“Announcement Protocol” means the agreement entered into on 30 September 2003 and referred to in paragraph (7) of the preamble;

“Arrêté” has the meaning ascribed to it in Clause 12.1.10;

“Assurances Notification Letters” has the meaning ascribed to it in Clause 9.1;

“Balance Sheet” means the most recent balance sheet provided in the relevant accounts or semi-annual accounts of the relevant Entity;

“Beneficiary KL Employees” has the meaning ascribed to it in paragraph (12) of the preamble;

“Benefit Arrangement” means, with respect to any Person, any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to or required to be contributed to, as the case may be, by such Person or any of its Affiliates and (iii) covers any employee or former employee of such Person or any of its Subsidiaries employed in the United States;

“Bilateral Operational Agreements” or “BOAs” means the bilateral agreements to be negotiated and entered into between the Parties and effective as from Completion;

“Bilateral Tax Treaty” means any convention concluded between the State of the Netherlands and any other state for the avoidance of double taxation with respect to taxes on income and on capital or taxes on income, as may be amended or superseded by any multilateral tax treaty, to be concluded in view of the tax harmonisation with the European Union, as well as any bilateral air services agreements containing taxation provisions;

“Business” means the business, in which the Entities constituting the AF Group and the KL Group are engaged, of operating national and international scheduled airline services, as well as certain airline-related businesses such as air cargo, aircraft maintenance, airport handling services and training;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in France, in the United States and in the Netherlands;

“Closing Date” means the date on which the Exchange Offer is declared unconditional pursuant to Clause 13.1;

“COB” means the Commission des Opérations de Bourse;

“Code” means the United States Internal Revenue Code of 1986;

“Combination” has the meaning ascribed to it in paragraph (5) of the preamble;

“Combined Businesses” has the meaning ascribed to it in paragraph (5) of the preamble;

“Combined Entities” means AF and KL and their respective Affiliates, together with any Entity that AF and KL and/or any of their Affiliates may set up in accordance with this Agreement, provided that subsequent to the Hive Down, AF shall no longer be included within the Combined Entities;

“Combined Group” means the group constituted by the Combined Entities and AF, subsequent to the Hive Down;

“Commencement Conditions” means the conditions set out in Clause 12.1;

“Commencement Date” means the date on which AF shall have first published and sent the Information Documents and the letter of transmittal to holders of KL Securities to tender in the Exchange Offer;

“Competing Offer” has the meaning ascribed to it in Clause 21.2;

“Completion” means the settlement of the Exchange Offer;

“Completion Date” means the date on which settlement of the Exchange Offer shall take place;

“Concerted Action” means any concerted action between persons who entered into agreement for the purposes of acquiring or selling voting rights or for the purpose of exercising the voting rights in order to enforce a common policy towards an Entity. Any Entity and the chairman of its board, its executive directors, members of its management board, its managers (gérants), Entities it Controls and Entities under the same Control are deemed to be acting in concert;

“Confidentiality Agreement” means the confidentiality agreement entered into between KL and AF in June 2002, as amended on 18 June 2003;

“Confirmatory Due Diligence” has the meaning ascribed to it in Clause 19.1;

“Consultation Matters” has the meaning ascribed to it in Clause 7.2.5;

“Control” or “Controlled” means control when an Entity (i) holds directly or indirectly part of the share capital of another Entity granting the majority of the voting rights in the general meeting of shareholder of the latter Entity, (ii) holds individually the majority of the voting rights in the general meeting of shareholders of another Entity pursuant to an agreement with other shareholders of the latter Entity, such agreement not being contrary to the interest of the Entity or (iii) determines de facto (and due to specific circumstances such as the apportionment among the public of the share capital), the decision at the general meeting of shareholders by using the voting rights it holds in the latter Entity. An Entity is deemed to control another Entity when it has, directly or indirectly, more than 40% of the voting rights and if there is no other shareholder holding more than 40% of the voting rights. One or several Persons or Entities acting in a Concerted Action are deemed to be jointly Controlling an Entity when they decide de facto the decisions at the level of the general meeting of shareholders.

“Co-opted Appointee to the Assurances Foundation Board” has the meaning ascribed to it in Clause 9.2;

“CPSs A” has the meaning ascribed to it in paragraph (11) of the preamble;

“CPSs A Conditional SPA and Put Arrangements” means the agreement entered into between the State of the Netherlands, KL, the SAK I and AF in relation to the CPSs A and set out in Schedule 3.2;

“CPSs C” has the meaning ascribed to it in paragraph (11) of the preamble;

“Deferred Compensation Plan” means, with respect to any Person, any plan, agreement or arrangement that (i) is described under Sections 4(b)(5) or 401(a)(1) of ERISA (or similar plan covering one or more non-employee directors of a Person), (ii) is maintained, administered or contributed to or required to be contributed to or required to be contributed to by such Person or any of its Affiliates and (iii) covers any current or former employee or director of such Person or any of its Subsidiaries;

“DOJ” means the United States Department of Justice;

“Dutch DRs I” has the meaning ascribed to it in paragraph (19) of the preamble;

“Dutch DRs II” has the meaning ascribed to it in paragraph (17) of the preamble;

“Dutch DRs II SPA” means the agreement entered into between Rabobank and AF in relation the Dutch DRs II and set out in Schedule 5.1;

“Dutch GAAP” has the meaning ascribed to it in Schedule 16;

“Employee Plan” means, with respect to any Person, any “employee benefit plan” (as defined in Section 3(3) of ERISA) that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to or required to be contributed to by such Person or any of its Affiliates and (iii) covers any employee or former employee of such Person or any of its Subsidiaries;

“Entity” means a corporation, partnership, limited liability company, limited liability partnership, joint stock company or any other form of legal association;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder;

“ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code;

“Euronext Amsterdam” means Euronext Amsterdam N.V.;

“Euronext Paris” means Euronext Paris SA;

“Exchange Act” means the United States Securities Exchange Act of 1934;

“Exchange Offer” has the meaning ascribed to it in paragraph (13) of the preamble;

“Exchange Offer Conditions” has the meaning ascribed to it in Clause 13.5;

“Exchange Offer Ratio” has the meaning ascribed to it in Clause 13.1;

“Exclusivity Period” has the meaning ascribed to it in Clause 21.1;

“ExCom” has the meaning ascribed to it in Clause 7.1.5;

“Expert” has the meaning ascribed to it in Clause 37.3;

“F-4 Registration Statement” has the meaning ascribed to it in Clause 15.5;

“Final Agreement Conditions” has the meaning ascribed to it in paragraph (7) of the preamble;

“Further Reorganisations” has the meaning ascribed to it in Clause 11;

“GAAA” means the SkyTeam Global Airlines Alliance Agreement;

“GACAIA” means the SkyTeam Global Airline Cargo Alliance Implementation Agreement dated 23 April 2001, as amended from time to time;

“Governmental Authority” means any State or European authority or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any court, administrative agency, commission or other judicial body having competent jurisdiction over the subject matter;

“Hive Down” has the meaning ascribed to it in Clause 11.2;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Information Documents” has the meaning ascribed to it in Clause 15.1;

“Initial Period” has the meaning ascribed to it in paragraph (21) of the preamble;

“Initial Public Announcement” has the meaning ascribed to it in paragraph (8) to the preamble;

“Inter-Governmental DOU” has the meaning ascribed to it in paragraph (23) of the preamble;

“International Airline Services Business” means the international air transport business as defined in the article regarding the taxation of profits from the operations of air transport in any of the Bilateral Tax Treaties concluded by the State of the Netherlands;

“International Plan” means, with respect to any Person, any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to or required to be contributed to by such Person or any of its Affiliates and (iii) covers any employee or former employee of such Person or any of its Subsidiaries;

“KL” or “KLM” has the meaning ascribed to it in section (B) of the preamble;

“KL 2004 Stock Options” has the meaning ascribed to it in Clause 6.1;

“KL Articles of Association” means the articles of association of KL dated 27 August 2001;

“KL AF Directors” has the meaning ascribed to it in Clause 7.1.1;

“KL Appointee to the Assurances Foundation Board” has the meaning ascribed to it in Clause 9.2;

“KL Assurances” has the meaning ascribed to it in Clause 9.4;

“KL Assurances Committee” has the meaning ascribed to it in Clause 9.2;

“KL CEO” means the chief executive officer of KL at any given date (president-directeur);

“KL Committee I” has the meaning ascribed to it in Clause 7.3.5;

“KL Committee II” has the meaning ascribed to it in Clause 7.3.5;

“KL Common Shareholders” has the meaning ascribed to it in paragraph (15) of the preamble;

“KL Common Shares” has the meaning ascribed to it in paragraph (9) of the preamble;

“KL Dutch Documents” has the meaning ascribed to it in Schedule (16);

“KL Employees Options” has the meaning ascribed to it in Clause 6.2;

“KL Employees Stock Options Plan” has the meaning ascribed to it in paragraph (12) of the preamble;

“KL GAAAA” means the agreement set out in Schedule 10(1) signed by KL and the SkyTeam Members pursuant to which KL will become a party to the GAAA and join the SkyTeam Alliance as a new full member thereof, upon the occurrence of the Completion Date and provided that KL has fulfilled the necessary SkyTeam joining requirements as a condition precedent for branding and advertising purposes.

“KL GACAIAA” means the Global Airline Cargo Alliance Implementation Adherence Agreement to be signed by KL and the SkyTeam Members pursuant to which KL will become a party to the GACAIA;

“KL Group” means KL and its Affiliates;

“KLM Assurances Foundation” means the foundation to be incorporated in the Netherlands pursuant to Clause 9.1;

“KLM Assurances Foundation Board” means the board as provided for in the articles of association of the KLM Assurances Foundation;

“KL MB” has the meaning ascribed to it in Clause 7.3.1(i);

“KL MB Members” shall have the meaning ascribed to it in Clause 7.3.1(i);

“KL Meeting” has the meaning ascribed to it in Clause 18;

“KLM Foundation SAK I” or “SAK I” means the foundation to be incorporated in the Netherlands pursuant to Clause 8.1;

“KLM Foundation SAK II” or “SAK II” means the foundation to be incorporated in the Netherlands pursuant to Clause 8.2;

“KL NYRS” has the meaning ascribed to it in paragraph (9) of the preamble;

“KL NYRS Holders” has the meaning ascribed to it in paragraph (15) of the preamble;

“KL SEC Documents” has the meaning ascribed to it in Schedule (16);

“KL Securities” has the meaning ascribed to it in paragraph (9) of the preamble;

“KL Shareholders” means any shareholders of KL at any given point of time;

“KL SMC Members” has the meaning ascribed to it in Clause 7.2.2(ii);

“KL Supervisory Board” has the meaning ascribed to it in Clause 7.3.2(i);

“KL Supervisory Directors” has the meaning ascribed to it in Clause 7.3.2(i);

“KL Works Council” has the meaning ascribed to it in paragraph (25) of the preamble;

“Lapsing Date” has the meaning ascribed to it in Clause 13.1;

“Legal Requirements” means all applicable laws and regulations as from time to time modified or enacted in France, the Netherlands or the United States of America and any law, ordinance, rule, award, judgment or decree, whether foreign or domestic, and whether national, local, or European Community as from time to time modified or enacted, including inter alia the Securities Act, the Exchange Act, the HSR Act, the Dutch Act on the supervision of the securities trade 1995 (Wet toezicht Effectenverkeer 1995), the works council act (Wet op de Ondernemingsraden), and the SER Merger Code 2000;

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with an Entity or the Combination, any change, event, circumstance or effect (the “Change” or the “Effect”), individually or when taken together with all other Changes that have occurred subsequent to the date hereof, that is or is reasonably likely to be materially adverse to the Business, assets (including intangible assets), capitalisation, financial condition or results of operations of such Entity taken as a whole with its Affiliates, in particular in respect of an Entity, (i) any Effect relating specifically to such Entity subsequent to the date hereof or (ii) any Effect resulting from global events or world-wide circumstances

(such as terrorist attack, financial market collapse, economic or capital market conditions) subsequent to the date hereof which brings about or is likely to bring about the financial distress of such Entity; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any Entity or the Combination: (a) any effect resulting from compliance with the terms and conditions of this Agreement, (b) any effect resulting from the announcement or pendency of the transactions contemplated in this Agreement, (c) the taking of any action approved by the other Party, or (d) any change in accounting requirements or principles or any change in applicable law, rules or regulations or the interpretation thereof. When assessing as to whether a Material Adverse Change occurred and is or is reasonably likely to be materially adverse to the Business, assets, capitalisation, financial condition or results of operation of an Entity taken as a whole with its Affiliates, the following thresholds shall be used on a consolidated basis (each of them being independent and alternative): (i) a major decrease of the net equity of such Entity on a consolidated basis by more than 25% in comparison with the net equity as reflected in the most recently adopted annual or semi-annual accounts of such Entity (except any currency impact) or (ii) a decrease of the turnover of such Entity on a consolidated basis by more than 10% in comparison with the turnover as reflected in the most recently adopted annual or semi-annual accounts of such Entity (except any currency impact) or (iii) a decrease of the level of quarterly booking by more than 15% in comparison with the level of booking at the same quarter of the previous year (except any turnover downturn affecting similar European airline companies);

“Merger Control Regulation” means the EC Council Regulation n° 4064/89 dated December 21, 1989, as it has been or may be amended;

“Minimum Condition” has the meaning ascribed to it in Clause 13.5(iii);

“Multiemployer Plan” means each Employee Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA);

“Negotiation Notice” has the meaning ascribed to it in Clause 21.2;

“New Law” has the meaning ascribed to it in Clause 11.4;

“New Party” has the meaning ascribed to it in Clause 7.2.6:

“New Party SMC Members” has the meaning ascribed to it in Clause 7.2.6(i);

“NYSE” means the New York Stock Exchange;

“Operational SubCommittees” has the meaning ascribed to it in Clause 7.2.7;

“Opinion of the CPT” has the meaning ascribed to it in Clause 12.1.9;

“Option Agreement” means the option arrangement entered into between KL and the State of the Netherlands pursuant to the Agreement 1994 and as amended and restated in the Agreement 1996, Agreement 1998 and the 2001 Letter Agreement;

“Option Right” means the Agreement 1994, as amended and restated in the Agreement 1996, Agreement 1998 and the 2001 Letter Agreement, and further amended and restated in the Amended State Option;

“Other Priority Shareholders” means ABN Amro Bank N.V., Nederlandse Spoorwegen N.V., SNS Reaal Groep N.V., Fortis Bank (Nederland) N.V. and Imtech N.V.;

“Other SkyTeam Members” means Aeromexico, Alitalia, CSA Czech Airlines, Delta Air Lines and Korean Air;

“Party” or “Parties” has the meaning ascribed to it in the preamble;

“PBGC” means the Pension Benefit Guaranty Corporation;

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organisation or other Entity or organisation;

“Priority Shareholders’ Resolutions” has the meaning ascribed to it in Clause 4.2;

“Priority Shares” means the 1,312.5 priority shares issued in the share capital of KL, as well as any new priority shares to be issued pursuant to Clause 3.2;

“Prohibited Transaction” has the meaning ascribed to it in Clause 21.1;

“Protocol” has the meaning ascribed to it in Clause 7.3.3;

“PS SPA” has the meaning ascribed to it in Clause 4.1;

“Public Announcement” means the joint press release set out in Schedule 24.3 to this Agreement;

“Rabobank” means Rabobank Nederland Participatiemaatschappij B.V., a private company with limited liability incorporated under the laws of the Netherlands, whose registered office is at Utrecht, the Netherlands;

“Recovery of the Administered Shareholding I” has the meaning ascribed to it in paragraph (21) of the Preamble;

“Recovery of the Administered Shareholding II” has the meaning ascribed to it in paragraph (21) of the Preamble;

“Registration Statements” has the meaning ascribed to it in Clause 15.5;

“Reserved Matters” has the meaning ascribed to it in Clause 7.2.5;

“SARs” has the meaning ascribed to it in Clause 6.1;

“Schedule 14D-9” has the meaning ascribed to it in Clause 15.6;

“Schedule TO” has the meaning ascribed to it in Clause 15.5;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933;

“SER Merger Code 2000” means the SER-besluit Fusiegedragsregels 2000;

“SkyTeam Alliance” shall mean the worldwide strategic alliance currently between Aeromexico, Air France, Alitalia, CSA Czech Airlines, Delta Air Lines and Korean Air (the “SkyTeam Members”) set out pursuant to the terms of the GAAA;

“SMC Chairman” has the meaning ascribed to it in Clause 7.2.5;

“SMC Matters” has the meaning ascribed to it in Clause 7.2.3;

“SMC Members” has the meaning ascribed to it in Clause 7.2.2;

“State Appointee to the Assurances Foundation Board” has the meaning ascribed to it in Clause 9.2;

“State Assurances” has the meaning ascribed to it in Clause 9.3;

“State Assurances Committee” has the meaning ascribed to it in Clause 9.2;

“State Option” means the option right granted to the State of the Netherlands under the Agreement 1994, Agreement 1996, Agreement 1998 and the 2001 Letter Agreement entered into between the State of the Netherlands and KL;

“State PS SPA” means the agreement set out in Schedule 3.1;

“Stichting Luchtvaartbelangen Nederland” means the Stichting Luchtvaartbelangen Nederland, a foundation established under the laws of the Netherlands with its registered office at Amstelveen;

“Stichting Rechtop” means the Stichting Rechtop, a foundation established under the laws of the Netherlands with its registered office at Amstelveen;

“Stock Exchange Regulations” means the applicable regulations of Euronext Paris, Euronext Amsterdam and the NYSE;

“Strategic Management Committee” or “SMC” has the meaning ascribed to it in Clause 7.2.1;

“Strategic Rationale” has the meaning ascribed to it in Clause 2;

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time, directly or indirectly, owned by such Person;

“Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any Governmental Authority and any interest, penalties, or additions to tax attributable thereto, (ii) liability for the payment of any amount imposed on any Person of the type described in clause (i) as a result of being or having been before the Completion Date a member of an affiliated, consolidated, combined or unitary group and (iii) any liability for the payment of any amount imposed on any Person of the type described in (i) as a result of any existing express or implied indemnification agreement or arrangement.

“Tax Returns” means any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Terms of Administration of SAK I” means the terms of administration (administratievoorwaarden) set out in the draft deed attached as Schedule 8.3(a);

“Terms of Administration of SAK II” means the terms of administration (administratievoorwaarden) set out in the draft deed attached as Schedule 8.3(b);

“TO Materials” has the meaning ascribed to it in Clause 15.7;

“Transfer Date” has the meaning ascribed to it in Schedule 3.2;

“Treasury Shares” has the meaning ascribed to it in paragraph (10) of the preamble;

“Tripartite Agreement” means the agreement entered into between AF, KL and AZ set out in Schedule 1(6) to this Agreement;

“TS Rechtop Agreement” means the agreement entered into between AF, KL and Stichting Rechtop set out in Schedule 6.3;

“2001 Letter Agreement” means the agreement between KL and the State of the Netherlands dated 30 October 2001;

“U.S. Exchange Offer Documents” has the meaning ascribed to it in Clause 15.5;

“U.S. GAAP” has the meaning ascribed to it in Schedule (16);

1.2	References to Clauses, Schedules and parties are to the Clauses, Schedules and parties to this Agreement. References to a Party to this Agreement include successors and permitted assigns of that Party.

1.3	References to any of the masculine, feminine and neuter genders shall include the other genders and references to the singular number shall include the plural and vice versa.

1.4	The Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

1.5	The headings herein are included for convenience only and shall not affect the construction or interpretation of this Agreement.

1.6	References to any statute or statutory provision include that statute or provision as from time to time amended, extended, re-enacted or consolidated.

1.7	References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.8	Where any obligation pursuant to this Agreement is expressed to be undertaken or assumed by any Party, such obligation shall be construed as requiring the Party concerned and its successors and permitted assigns to exercise all rights and powers of control over the affairs of any other person which that Party or such successors and assigns is able to exercise (whether directly or indirectly) in order to secure performance of such obligation. Where a Party agrees to “procure” something, this means that that Party shall take care of such matter and will act as guarantor in respect of such procurement.

1.9	Any references to money shall be references to money denominated in the Euro currency unless otherwise stated.

SECTION I—THE COMBINATION

2	STRATEGY

The Parties agree on the strategic rationale for the Combined Businesses and their operation as set out in Schedule 2 (the “Strategic Rationale”).

3	AGREEMENTS WITH THE STATE OF THE NETHERLANDS

On the date hereof, AF, KL and the State of the Netherlands entered into the agreements mentioned in this Clause 3 and pursuant to which, inter alia:

3.1	the State of the Netherlands undertakes to transfer its Priority Shares to AF on the Completion Date in accordance with the terms and conditions set out in Schedule 3.1 (the “State PS SPA”);

3.2	the State of the Netherlands and AF entered into a conditional share purchase agreement with certain put arrangements with the State of the Netherlands in relation with the CPS A in accordance with the terms and conditions set out in Schedule 3.2 (the “CPSs A Conditional SPA and Put Arrangements”);

3.3	the State of the Netherlands and KL amended the terms and conditions of the State Option in the manner set out in Schedule 3.3 (the “Amended State Option”);

3.4	AF, KL and the State of the Netherlands (as applicable) agreed on (i) certain commitments in relation, inter alia, to the renewal and exercise of the Option Right, (ii) the granting of the State Assurances by AF and KL to the State of the Netherlands, as well as (iii) other provisions granting the State of the Netherlands certain specific rights deriving from the provisions of this Agreement set out in Schedule 3.4 (the “AF/Dutch State/KL Agreement”).

4	AGREEMENT WITH THE OTHER PRIORITY SHAREHOLDERS

4.1	On 15 October 2003, AF, KL and the Other Priority Shareholders entered into an agreement whereby each of the Other Priority Shareholders undertakes to sell and transfer to AF their Priority Shares on the Completion Date, in accordance with the terms and conditions of such agreement set out in Schedule 4.1 (the “PS SPA”).

4.2	By written resolution dated 15 October 2003, the Priority Shareholders approved (i) the sale and transfer of the Priority Shares to AF on the Completion Date pursuant to the terms and conditions of the State PS SPA and the PS SPA respectively and (ii) the amendments to KL’s articles of association as set out in Schedule 18 (the “Amended KL Articles of Association”) subject to the occurrence of the Closing Date but to become effective on the Completion Date.

The resolutions of the Priority Shareholders (the “Priority Shareholders Resolutions”) are set out in Schedule 4.2.

5	AGREEMENT REGARDING THE CPSs C AND THE DUTCH DRs II

5.1	On the date hereof, AF and Rabobank entered into an agreement whereby Rabobank undertakes to sell and transfer to AF all the Dutch DRs II on the Completion Date subject to the terms and conditions set out in Schedule 5.1 (the “Dutch DRs II SPA”).

5.2	On 29 September 2003, Stichting Luchtvaartbelangen Nederland agreed to approve the transfer by Rabobank of the Dutch DRs II to AF and to hand over the administration of the CPSs C and therefore to transfer the CPSs C to a new foundation named Stichting Administratiekantoor Cumulatief Preferente Aandelen C KLM (“KLM Foundation SAK II”) on the Completion Date.

5.3	Prior to entering into the Dutch DRs II SPA, each of the KL Supervisory Board and the KL MB approved and designated the KLM Foundation SAK II as the successive administrator of the CPSs C and approved the cancellation in whole of the provisions of article 15 of the KL Articles of Association in respect of KLM Foundation SAK II concerning the transfer of the CPSs C by Stichting Luchtvaartbelangen Nederland in accordance with article 15(6)(b) of the KL Articles of Association as set out in Schedule 5.3.

5.4	In a letter set out in Schedule 5.4, the Stichting Luchtvaartbelangen Nederland undertakes to vote at the KL Meeting in favour of the approval of the Amended KL Articles of Association.

6	AGREEMENT IN RELATION TO KL EMPLOYEES STOCK OPTIONS

6.1	KL agrees and shall procure that the KL Supervisory Board shall (i) suspend the granting of any future options and Stock Appreciation Rights (the “SARs”) other than those arising out of existing employment conditions with respect to the fiscal year 2003-2004, to be granted in June 2004 (the “KL 2004 Stock Options”), to the Beneficiary KL Employees as of the date hereof; and (ii) terminate the KL Employees Stock Option Plan immediately upon Completion.

6.2	In relation to the options and the SARs already granted to the Beneficiary KL Employees prior to 30 September 2003 under the KL Employees Stock Options Plan and the KL 2004 Stock Options (the “KL Employees Options”), AF undertakes as soon as practicable after the date hereof and prior to the Commencement Date, to elaborate and determine, together with the KL MB and the KL Supervisory Board, proposals in relation to such options and the SARs to be made in accordance with the terms of the KL Employees Options and that could include inter alia the possibility of an exchange for AF Warrants or accelerated maturity of the KL Employees Options. These proposals should not result in taxation detrimental to the Beneficiary KL Employees.

6.3	On the date hereof, AF, KL and the Stichting Rechtop have entered into the agreement set out in Schedule 6.3 (the “TS Rechtop Agreement”) whereby:

6.3.1	KL undertakes as soon as AF, the KL MB and the KL Supervisory Board have determined the different proposals mentioned in Clause 6.2 above, to inform each Beneficiary KL Employee of the details of such proposals prior to the Commencement Date.

6.3.2	Stichting Rechtop and KL undertake not to dispose of (except in the event of exercise of a KL Employees Option) or acquire any Treasury Shares prior to the Completion Date without the prior consent of AF, as long as the amount of Treasury Shares reflects at least its outstanding obligations.

6.3.3	Stichting Rechtop undertakes, in the context of and as a result of the proposals mentioned in Clause 6.2 above, to implement any decision of AF relating inter alia to (i) Stichting Rechtop’s retaining some Treasury Shares that should not be tendered in the Exchange Offer, but instead be handed over to the Beneficiary KL Employees (ii) any amendment to the articles of association of Stichting Rechtop, (iii) any amendment to the composition of the board of Stichting Rechtop or (iv) the disposal of the AF Shares’ and AF Warrants received by KL or the Stichting Rechtop further to the Treasury Shares having been tendered in the Exchange Offer.

7	CORPORATE GOVERNANCE AND ORGANISATION

The Parties agree that the corporate governance and organisation of the Combined Entities and the Combination as from the Completion Date (unless stated otherwise in this Agreement) shall be set out in this Clause 7.

7.1	AF Management

7.1.1	AF Board

Notwithstanding any future amendments to the composition of the AF Board resulting inter alia from the enforcement of the New Law and the subsequent Hive Down and/or the disposal by the French State of the whole or part of its current shareholding in AF after the Completion Date but taking into account any Legal Requirements including inter alia the Legal Requirements applicable to companies listed or which have listed securities on Euronext Paris, on Euronext Amsterdam and on the NYSE, the Parties agree that the AF Board shall include upon or as soon as practicable after the Completion Date:

•	the KL CEO; and

•	a member designated by the State of the Netherlands; and

•	two (2) members proposed by the KL Supervisory Board

(together the “KL AF Directors”).

After the Completion Date and until completion of the Hive Down, the AF Board shall consist of up to 26 members and subsequent to the Hive Down, shall consist of up to 16 members, provided that such number may be further amended in order to provide for the admission of additional members of the AF Board as a result of the representation at the AF Board of the New Party (as defined below), or the representation at the AF Board of any new business or commercial partners of the Combined Group, as well as a consequence on the composition of the AF Board deriving from any new law applicable to AF.

Meetings of the AF Board (and the AFOP Board subsequent to the Hive Down) shall be conducted in French, and preparatory and working materials used for such meetings will be in French with an English translation. During the meetings of the AF Board, each member of the AF Board shall have the right to express himself in his own mother tongue (it being limited though to French, English, Dutch and Italian) and to attend the AF Board meetings with translators.

Minutes of the AF Board meetings shall be prepared and agreed to in both the French and English languages, provided, that in accordance with Legal Requirements the French minutes shall be deemed authentic.

7.1.2	Vice-Chairmanship of AF Board

The KL CEO shall be appointed as vice-chairman of the AF Board.

7.1.3	For the purposes of implementing the principles set out in Clauses 7.1.1 and 7.1.2 above, the AF Chairman undertakes to convene prior to the Commencement Date a meeting of the AF Board (the “AF Board Meeting”) for the purposes of:

(i)	granting to L.M. van Wijk, in his capacity as KL CEO, the title of vice-chairman of AF, effective upon the Completion Date;

(ii)

creating a nominating committee (the “AF Nominating Committee”) comprising (a) three independent directors, who shall not be either directors representing the employees of AF, Directors or more generally directors of AF or KL exercising executive functions within AF and/or KL, and (b) a deputy member of the AF Nominating Committee, who shall only sit at the AF Nominating Committee when the appointment or the dismissal of a member of the AF Board concerns one of the three independent directors referred to in (a) above. The AF Nominating Committee shall be bound as at the Completion Date by a set of binding rules applicable to the AF Nominating Committee (the “AF Nominating Committee Rules”) set out in Schedule 7.1.3 and which will provide inter alia to the greatest extent permitted under Legal Requirements, that the KL CEO, at any given time, shall remain a member of the AF Board (and that thereafter, the AF Nominating Committee shall propose to the AF Board which shall then propose to the general meeting of the AF Shareholders the renewal of his functions as one of the KL AF Directors; should the KL CEO resign, die or be otherwise removed from or leave the office of KL CEO, he shall be replaced in his capacity as one of the KL AF Directors by the new KL CEO). Furthermore, the AF Nominating Committee Rules shall provide that upon the expiry of any term of office of each of the other three KL AF Directors, the AF Nominating Committee shall propose to the AF Board which shall then propose to the general meeting of the AF Shareholders, the appointment of persons chosen after consultation with and upon the recommendation of (i) the State of the Netherlands, in relation to the member designated by the State of the Netherlands and (ii) the

KL Supervisory Board in relation to the remaining two KL AF Directors, provided however that the persons mentioned in (i) and (ii) above shall have a level of relevant expertise (being provided that former or current members of the supervisory board of an airline company shall be deemed to have such level of expertise) and shall be residents in the Netherlands. In addition, the Parties acknowledge and agree that the member designated by the State of the Netherlands shall remain a member of the AF Board until the date on which the French State no longer has a representative at the AF Board.

(iii)	approving an amendment to the articles of association of AF in order to provide inter alia for the creation of the AF Nominating Committee, the SMC and the proposal to appoint new directors including the KL AF Directors to the AF Board.

(iv)	convening the AF Meeting for the purposes set out in Clause 17.

7.1.4	The Parties acknowledge and agree that during the Initial Period, the members of the AF Board shall consider the binding recommendation rendered by the SMC in relation to any of the Reserved Matters. In addition, the AF Board acknowledged and agreed in a resolution set out in Schedule 1(a) that following a careful review of the terms and conditions of this Agreement, the AF Board agreed, subject to the occurrence of the Completion Date and for the duration of the Initial Period, that the AF Board shall consider in relation to AF, the binding recommendation rendered by the SMC in relation to the Reserved Matters. Finally, after completion of the Hive Down, the members of the AFOP Board, having regard to their fiduciary duties and Legal Requirements, shall adopt and implement any binding recommendation of the SMC.

7.1.5	KL executive at the AF Executive Committee

The Parties agree that on the Completion Date, one of the KL MB Members or a KL employee with an executive function shall become a member of the executive committee of AF (or the executive committee of AFOP subsequent to the Hive Down) (the “ExCom”).

7.2	Strategic Management Committee

7.2.1	The Parties agree that they shall establish and maintain within AF during the Initial Period, a strategic management committee (the “SMC”) whose composition, organisation and activities are described in this Clause 7.2.

The Parties acknowledge and agree that at the expiry of the Initial Period, the SMC shall terminate. Notwithstanding the preceding sentence, the AF Chairman may decide to maintain the SMC or to create an equivalent body such as inter alia an executive committee of AF, provided that the composition, functioning and competences of such body may differ from those of the SMC in order to take into account the most efficient management structure for the Combined Entities. In any event, should such an executive committee be created, membership will be established on a fair and non-discriminatory basis and will provide for a continuous representation of KL.

7.2.2	Composition of the SMC

The Parties agree that during the Initial Period, the SMC shall comprise eight (8) members (the “SMC Members”) as follows:

(i)	the KL CEO;

(ii)	three (3) members who shall either be members of the KL MB or KL employees with executive functions (together with the KL CEO, the “KL SMC Members”)

(iii)	the AF Chairman;

(iv)	three (3) members who shall be AF employees with executive functions (and/or AFOP employees with executive functions subsequent to the Hive Down) (together with the AF Chairman, the “AF SMC Members”)

The SMC Members shall be designated by the AF Nominating Committee after consultation with and upon the proposal of (i) the AF Chairman (and/or the chairman of AFOP subsequent to the Hive Down) in relation to the AF SMC Members and (ii) the KL Supervisory Board in relation to the KL SMC Members.

The SMC Members shall be appointed for the duration of the Initial Period only.

7.2.3	Function of the SMC

The Parties agree that the SMC shall have an advisory role for both AF (or AFOP subsequent to the Hive Down) and KL with respect to the strategy and management policy of each of the Combined Entities and with respect to the supervision and overview of the strategy and the management of each of the Combined Entities’ affairs by rendering binding recommendations concerning the Parties’ common position with respect to all the major strategic decisions of each of the Combined Entities relating to commercial, financial, technical and operational matters listed in Schedule 7.2.3 (the “SMC Matters”) regarding each of the Combined Entities. The SMC shall render binding recommendations to the AF Board (or the AFOP Board subsequent to the Hive Down), the KL MB and the KL Supervisory Board.

The Parties agree that the KL CEO, the AF Chairman (or the AFOP Chairman subsequent to the Hive Down), the Combined Entities’ Chairmen (if any), the Combined Entities, and/or the Combined Entities’ Boards (if any) and/or any of the key officers of the Combined Entities, as the case may be, shall not make or implement any decisions falling within the scope of the SMC Matters before the SMC has rendered its binding recommendation.

AF shall procure that after the Hive Down, AFOP shall comply with the provisions of this Clause 7.

7.2.4	Meetings of the SMC

Meetings of the SMC shall be held at least once a month, on a basis alternating between the registered office of KL and the registered office of AF.

Notwithstanding the above, to the extent reasonably possible, meetings may be held by telephone conferences and shall be conducted in English, and materials used for such meetings will be in English.

Positions determined at the SMC shall be prepared and agreed to in the English language and shall be recorded in written minutes in the English language.

7.2.5	Chairman, Consultation Matters and Reserved Matters

The AF Chairman shall chair the meetings of the SMC (the “SMC Chairman”) and shall have a decisive vote in the event of a tie, by virtue of holding this position, on all SMC Matters except on the matters set out in Schedule 7.2.5(i), which shall require the unanimous consent of all the SMC Members (the “Reserved Matters”).

In addition, in relation to matters set out in Schedule 7.2.5(ii) (the “Consultation Matters”), should the AF Chairman intend to exercise his decisive vote (i.e. double voting right), the AF Chairman undertakes during the Initial Period that prior to doing so, he shall consult with the KL CEO. A rejection by the SMC of a proposed action on a Reserved Matter shall be deemed to be a binding recommendation of the SMC to abstain from the proposed action.

7.2.6	The Parties acknowledge and agree that should a third party, being an airline company, be included within the Combined Group (a “New Party”) before the expiry of the Initial Period, the New Party must abide to the principles and provisions set out in Clause 7.2 (including, for the avoidance of doubt, the provision set out in the second paragraph of Clause 7.2.1 and the content of Schedule 7.2.5(i) constituting the Reserved Matters) and that, upon the inclusion of the New Party and its Affiliates within the Combined Group, the provisions relating to the SMC shall be amended in order to provide for the following:

(i)	in addition to the SMC Members, the SMC shall comprise four (4) new members (the “New Party SMC Members”) appointed by the New Party by applying mutatis mutandis the provisions set out in Clause 7.2.2;

(ii)	the provisions of Clause 7.2.3 shall apply mutatis mutandis to the New Party and its Affiliates;

(iii)	the provisions of Clause 7.2.4 shall apply mutatis mutandis to the New Party, being provided that the meetings of the SMC shall then be held on a rotating basis in the registered offices of AF, KL and the New Party;

(iv)	the provisions of Clause 7.2.5 shall be amended in order to provide that:

(a)	each of the AF SMC Members shall be granted the right to cast two votes on all SMC Matters;

(b)	the AF Chairman shall remain the SMC Chairman and shall retain its decisive vote in the event of a tie on all SMC Matters except the Reserved Matters;

(c)	in relation to any Reserved Matters relating to KL, decisions at the level of the SMC shall be taken by a majority (considering the decisive vote in the event of a tie of the SMC Chairman) provided however, that KL shall be granted a veto right, for the purposes of ensuring that no Reserved Matter relating to KL can be approved at the level of the SMC without the consent of the KL SMC Members;

provided that under no circumstance shall the admission of the New Party into the Combined Group result in (i) an extension of the duration of the SMC set out in Clause 7.2.1 or (ii) the granting of any rights to KL or the New Party additional to those provided to KL under this Agreement.

The Parties, together with the New Party, may agree to reduce the number of SMC Members, provided that in such a case, each of AF, KL and the New Party shall have the same number of members at the SMC. Clause 7.2.6 shall apply mutatis mutandis in such a case and such a reduction of the number of members of the SMC would not result in any change as to the principles and rules set out in Clause 7.2.6.

7.2.7	Operational Subcommittees

The Parties agree that subcommittees may be established under the supervision of the SMC, such as inter alia a network committee, a pricing and revenue management committee, a sales and distribution committee, a product and brand committee, a frequent flyer programme committee, an engineering and maintenance committee, an IT committee, a regulatory committee and a marketing agreements committee (together the “Operational SubCommittees”).

The procedure and functioning of the Operational SubCommittees will not be subject to any formal rules other than those set out by the SMC. The Parties will, however, endeavour to act in good faith to facilitate their functioning.

The Parties acknowledge that they have agreed on certain guidelines set out in Schedule 7.2.7 which shall serve as guidelines for the Operational SubCommittees. However, the Parties hereby further acknowledge that such guidelines are set out for indicative purposes only and may be amended at any time by the SMC. The above-mentioned guidelines shall not supersede, in any event, any binding recommendation rendered by the

SMC or any subsequent decision taken at the level of the AF Board, the KL MB, the KL Supervisory Board or the AFOP Board.

7.3	KL Management

The Parties agree that to the greatest extent possible, the provisions contained in the present Clause 7.3 shall be included in the Amended KL Articles of Association.

7.3.1	KL MB

(i)	Composition of the KL MB.

The Parties agree that for the Initial Period, the Board of KL (the “KL MB”) shall be composed of five (5) members as follows:

•	one (1) member shall be designated by AF (the “AF MB Member”); and

•	four (4) members shall be designated by KL (the “KL MB Members”).

The Parties agree that the AF Chairman and the KL CEO shall agree on the specific operating functions to be given to the AF MB Member following the Completion Date.

The Parties acknowledge and agree that during the Initial Period, the majority of the members of the KL MB shall be Dutch nationals and residents. Upon the expiry of the Initial Period and thereafter, the Parties acknowledge and agree that the majority of the members of the KL MB shall be Dutch residents.

The Parties acknowledge and agree that pursuant to the Amended KL Articles of Association and the Protocol (a) only in the context of the preparation and approval of the annual financial statements of KL, the meeting of Priority Shareholders, after consulting the KL MB and the KL Supervisory Board, shall determine the amount to be set aside to establish or increase reserves (and therefore not in respect of existing reserves as at the date hereof), provided that such amount shall be reasonable considering the financial situation of KL and shall comply with the dividend policy of the Combined Group and (b) the remuneration of the members of the KL MB shall be determined by the KL Supervisory Board with the prior approval of the meeting of Priority Shareholders of KL. AF will vote its Priority Shares after consulting the remuneration committee of AF, if any.

(ii)	Meetings of the KL Management Board.

The meetings of the KL MB shall take place once a week on a fixed day and shall be convened by the KL CEO and/or any member of the KL MB. Unless agreed otherwise by each member of the KL MB, four (4) calendar days before each meeting, each member of the KL MB shall receive by mail, return receipt requested, or by telefax, an agenda and the information and documents reasonably regarded as necessary and useful for the member of the KL MB to reach a decision on the matters covered by the agenda for the meeting. The KL CEO and/or the member of the KL MB convening the meeting shall procure that all members of the KL MB are sent the same information and documents at the same time.

Meetings of the KL MB shall be held at the registered office of KL or at any other place in the Netherlands, as decided by the KL MB from time to time.

Notwithstanding the above, to the extent reasonably possible, meetings may be held by telephone conferences and shall be conducted in English, and materials used for such meetings will be in English.

Resolutions of the KL MB shall be prepared and agreed in the English language and shall be recorded in written minutes in the English language.

(iii)	Chairman.

The KL CEO shall chair the meetings of the KL MB.

(iv)	Subject to Legal Requirements and having regard to the fiduciary duties of the members of the KL MB, the Protocol shall provide that during the Initial Period, the members of the KL MB undertake to adopt and implement any binding recommendation of the SMC relating to KL, subject however to any required approval from the KL Supervisory Board and the obligations of each member of the KL MB under Clause 9.7. In addition to the mandatory approval rights of the KL Supervisory Board under Dutch law, pursuant to the Amended KL Articles of Association, the approval of the KL Supervisory Board is required for decisions of the KL MB to determine (a) KL business plans and (b) KL budgets.

7.3.2	KL Supervisory Board

(i)	For the Initial Period, the Parties agree, subject to Clause 7.3.4, that the supervisory board of KL (the “KL Supervisory Board”) shall be composed of nine (9) members as follows:

•	five (5) members shall be independent members (the “KL Supervisory Directors”); and

•	four (4) members shall be designated by AF (the “AF Supervisory Directors”).

The Parties acknowledge and agree that AF has the right to designate non-Dutch nationals and non-Dutch residents as AF Supervisory Directors.

(ii)

The Parties acknowledge and agree that during the Initial Period, the Protocol shall provide for an undertaking from the KL Supervisory Board members, having regards to their fiduciary duties and Legal Requirements, to vote in favour of any decisions of the KL MB taken in accordance with a binding recommendation of the SMC, subject however to the obligations of each member of the KL Supervisory Board under Clause 9.7.

(iii)	The Parties acknowledge and agree that during the Initial Period, pursuant to the Protocol decisions of the KL Supervisory Board relating to the approval of KL MB decisions (a) in respect of a matter falling within the scope of the SMC Matters (provided it is mandatory under Legal Requirements that such a matter be submitted to the KL Supervisory Board) and on which the SMC should have rendered a binding recommendation, (b) adopting KL’s business plans and (c) adopting KL’s budgets, in each case require a favourable vote of at least two-thirds of the members of the KL Supervisory Board. The Parties acknowledge and agree that upon the expiry of the Initial Period, the above-mentioned matters shall be approved by a simple majority of the members of the KL Supervisory Board, and that any provision to the contrary shall automatically terminate upon the expiry of the Initial Period.

(iv)	After the Initial Period and until the expiry of the KL Assurances as set out in Clause 9.4, any decisions to amend (the content or the wording of) the KL Assurances shall require a favourable vote of at least three-fourths of the members of the KL Supervisory Board.

(v)	Upon the expiry of the Initial Period and subject to Clause 7.3.4, the Parties agree that the KL Supervisory Board shall be composed of nine (9) members as follows:

•	four (4) members shall be KL Supervisory Directors; and

•	five (5) members shall be AF Supervisory Directors.

Meetings of the KL Supervisory Board will be held at the registered office of KL.

7.3.3	Protocol

To ensure that KL MB and KL Supervisory Board upon the Completion Date will be composed as set out in Schedule 7.3.3 and at any given time (including for the avoidance of doubt, upon the expiry of the Initial Period), in compliance with the principles set out in Clauses 7.3.1, 7.3.2 and 7.3.4, the Parties and each of the current individual members of the KL Supervisory Board as at the date hereof have entered into the contractual arrangement set out in Schedule 7.3.3 (the “Protocol”). The Parties shall ensure that any future appointees to the KL MB and the KL Supervisory Board also sign the Protocol.

7.3.4	Impact of the enactment of the proposed amendment to the structure regime (wetsvoorstel 28 179)

If the proposed amendment to the structure regime (wetsvoorstel 28 179) is enacted in substantially the form voted by the second chamber of the Dutch parliament on 9 September 2003 and becomes applicable to KL, the Parties shall exercise reasonable best efforts to reach an agreement with the KL Works Council in respect of a corporate governance structure of KL, which shall approximate the corporate governance structure as provided for in the Amended KL Articles of Association and the present Agreement as closely as possible.

Should such agreement not be reached, the KL Supervisory Board shall:

(i)	for the period from the date from which KL must comply with such enacted amendment to the structure regime until the end of the Initial Period, be composed of eleven (11) members as follows:

•	six (6) members shall be KL Supervisory Directors (which shall include the three (3) persons recommended by the Works Council); and

•	five (5) members shall be AF Supervisory Directors;

(ii)	upon the expiry of the Initial Period be composed of eleven (11) members as follows:

•	five (5) members shall be KL Supervisory Directors (which shall include the three (3) persons recommended by the Works Council); and

•	six (6) members shall be AF Supervisory Directors.

In addition, should AF exercise its shareholder’s right, alone or together with other KL Shareholders, to dismiss all the members of the KL Supervisory Board, AF undertakes to comply with the principles and rules set out in this Clause 7 and in the Protocol. The KL MB shall, in its request to the Enterprise Chamber of the Amsterdam Court of Appeals ask the Enterprise Chamber (i) to provide in its decision to appoint the temporary members of the KL Supervisory Board that such temporary members shall, when making nominations for the new members of the KL Supervisory Board, to the extent possible adhere to the arrangements regarding the composition of the KL Supervisory Board set out herein, in the Amended KL Articles of Association and in the Protocol and in particular (ii) not to appoint a former KL Supervisory Director who has been dismissed in the context of a dismissal provided for in the present Clause. In addition, the KL MB shall, to the extent permitted by Dutch law, request the temporarily appointed members of the KL Supervisory Board (a) to adhere to the arrangements regarding the composition of the KL Supervisory Board set out herein, in the Amended KL Articles of Association and in the Protocol when making nominations to the general meeting for the new members of the KL Supervisory Board so as to give full force and effect to the arrangements agreed upon herein by AF and KL and (b) not to nominate a former KL Supervisory Director who has been dismissed in the context of a dismissal provided for in the present Clause. In addition, AF undertakes not to use its right to dismiss all the KL Supervisory Directors earlier than twelve (12) months following a previous exercise of the same right.

7.3.5	Full Structure Regime

In consideration of the specific corporate governance rules as contained in this clause 7 and in the Protocol, the Parties agree that during the Initial

Period, KL shall voluntarily apply the full structure regime as set out in Articles 2:253-164 of the Dutch Civil Code. The Amended KL Articles of Association shall reflect that KL has voluntarily opted for the full structure regime subject to the provisions contained in this Clause 7, and that upon the expiry of the Initial Period, the KL Amended Articles of Association shall be amended to adopt the mitigated structure regime (gemitigeerd regime) as provided for in Article 2:155 of the Dutch Civil Code shall be adopted.

The Amended KL Articles of Association shall furthermore provide that for the duration of the Initial Period, two committees (respectively the “KL Committee I” and the “KL Committee II”) are established within the KL Supervisory Board. The KL Committee I shall consist of three members of the KL Supervisory Board appointed as provided in the Protocol. The KL Committee II shall consist of four members of the KL Supervisory Board appointed as provided in the Protocol. Pursuant to the Amended KL Articles of Association, during the Initial Period (i) the members of the KL Committee I will have the right to render two votes in respect of any decision of the KL Supervisory Board to appoint a member of the KL MB and (ii) the members of the KL Committee II will have the right to render two votes in respect of any decision of the KL Supervisory Board to suspend or dismiss a member of the KL MB on the two following grounds: (a) if such a member of the KL MB has acted in a manner contravening any binding recommendation of the SMC, having regard to Legal Requirements, his fiduciary duties and subject to the obligations of any member of the KL MB under Clause 9.7 or (b) has acted in a manner giving rise to termination of his employment agreement for urgent matters (“dringende redenen”). In addition, the Protocol contains provisions ensuring that during the Initial Period, three AF Supervisory Directors, acting together, shall be granted the right to convene KL Supervisory Board meetings for the decision of the KL Supervisory Board to dismiss a member of the KL MB on the two following grounds (i) if such a member of the KL MB has acted in a manner contravening any binding recommendation of the SMC, having regard to Legal Requirements, his fiduciary duties and subject to the obligations of any member of the KL MB under Clause 9.7 or (ii) has acted in a manner giving rise to terminating his employment agreement for urgent matters (“dringende redenen”).

The Amended KL Articles of Association shall provide that the double voting rights granted to the members of KL Committee I and KL Committee II shall automatically terminate upon the expiry of the Initial Period.

8	AGREEMENTS RELATING TO THE ADMINISTERED SHAREHOLDING

8.1	Incorporation of the KLM Foundation SAK I

No later than on the Completion Date, KL shall establish a Dutch foundation in Amstelveen or Amsterdam, the Netherlands (the “KLM Foundation SAK I” or “SAK I”) further to a deed of incorporation as set out in Schedule 8.1 to this Agreement.

8.2	Incorporation of the KLM Foundation SAK II

No later than on the Completion Date, KL shall establish a Dutch foundation in Amstelveen or Amsterdam, the Netherlands (the “KLM Foundation SAK II” or “SAK II”) further to a deed of incorporation as set out in Schedule 8.2 to this Agreement.

8.3	Terms of Administration relating to the Administered Shareholdings I and II

The KLM Foundation SAK I shall be managed by three (3) board members pursuant to and in the manner set out in its articles of association and terms of administration set out in Schedule 8.3(a)(1) to this Agreement (the “Terms of Administration of SAK I”).

The KLM Foundation SAK II shall be managed by three (3) board members (who for avoidance of doubt shall not be any of the members of the board of KLM Foundation SAK I as contemplated above) pursuant to and in the manner set out in its articles of association and terms of administration set out in Schedule 8.3(b)(1) to this Agreement (the “Terms of Administration of SAK II”).

The majority of the members of the board of SAK I and the majority of the members of the board of SAK II shall be Dutch nationals and Dutch residents and shall take their decisions by unanimous consent.

The Terms of Administration of SAK I contain inter alia provisions prescribing (i) the obligation of AF under this Agreement to effect the delivery to SAK I of (a) the KL Securities forming part of the Administered Shareholding I, as soon as practicable after the Completion Date (and in any event no later than 20 Business Days following the Completion Date) and (b) any CPSs A forming part of the Administered Shareholding I on the Transfer Date and the issuance of the corresponding Dutch DRs I to AF, (ii) the exercise of the voting rights attached to the Administered Shareholding I at KL’s general meetings of shareholders and (iii) the specific legal mechanism whereby AF shall recover the ownership of the Administered Shareholding I through the exchange of the Dutch DRs I upon the expiry of the Initial Period (the “Recovery of the Administered Shareholding I”).

The Terms of Administration of SAK II contain, inter alia, provisions prescribing (i) the obligation of AF under this Agreement to effect the delivery to the SAK II of the Administered Shareholding II on the Transfer Date provided that should the number of tendered KL Securities and the Priority Shares represent in the aggregate less than 49% of KL’s entire nominal share capital and voting rights, AF shall exchange such number of Dutch DRs II for underlying CPSs C that is necessary for the AF Direct Shareholding to represent in aggregate up to 49% of KL’s entire nominal share capital and voting rights, (ii) the exercise of the voting rights attached to the Administered Shareholding II at KL’s general meetings of shareholders and (iii) the specific legal mechanism whereby AF shall recover the ownership of the Administered Shareholding II through the exchange of the Dutch DRs II upon the expiry of the Initial Period (the “Recovery of the Administered Shareholding II”).

On the date of incorporation of the KLM Foundation SAK I and the KLM Foundation SAK II, the board members of the KLM Foundation SAK I and the board members of the KLM Foundation SAK II shall enter into a protocol (respectively set out in Schedule 8.3(a)(2) and Schedule 8.3(b)(2)) with AF and KL in which they undertake to exercise the voting rights attached to the Administered Shareholding I and the Administered Shareholding II, as the case may be, in accordance with the best interests of KL and the best interests of the Combined Group and its shareholders, but in any circumstance in compliance with the principles and rules of corporate governance as provided for in the Protocol and Clause 7 hereof.

8.4	Functions of the KLM Foundation SAK I and KLM Foundation SAK II

8.4.1	In accordance with the terms set out in the deed of incorporation in Schedule 8.1 and the Terms of Administration of the KLM Foundation SAK I, the board of the KLM Foundation SAK I shall be responsible for exercising the voting rights attached to the Administered Shareholding I.

8.4.2	In accordance with the terms set out in the deed of incorporation in Schedule 8.2 and the Terms of Administration of the KLM Foundation SAK II, the board of the KLM Foundation SAK II shall be responsible for exercising the voting rights attached to the Administered Shareholding II.

9	ASSURANCES

9.1	Incorporation of the KLM Assurances Foundation

No later than on the Completion Date, KL and AF shall establish a Dutch foundation in Amstelveen or Amsterdam, the Netherlands (the “KLM Assurances Foundation”) further to a deed of incorporation set out in Schedule 9.1(a) to this Agreement. The Parties acknowledge and agree that the KLM Assurances Foundation shall only exist for an eight-year period from the Completion Date, unless upon such eighth anniversary of the Completion Date, the State Assurances Committee has to render a binding advice (bindend advies) pursuant to Clauses 9.6 and 9.7 on a possible contravention of the State Assurances elevated to it just before such date by the State of the Netherlands, in which event the KLM Assurances Foundation shall terminate just after it has rendered such binding advice.

The Parties acknowledge and agree that in this Agreement (and in the AF/Dutch State/KL Agreement, the Parties and the State of the Netherlands agreed), that following designation of the the members of the KLM Assurances Foundation Board pursuant to Clause 9.2 below, they shall notify such members of the KLM Assurances Foundation Board, of the existence and content of the KL Assurances and the State Assurances by serving the notices set out in Schedule 9.1(b) (the “Assurances Notification Letters”).

9.2	Articles of Association of the KLM Assurances Foundation

The articles of association of the KLM Assurances Foundation shall provide that it will be managed by a board (the “KLM Assurances Foundation Board”) comprising four (4) independent directors appointed as follows:

•	one independent director shall be designated by AF (the “AF Appointee to the Assurances Foundation Board”);

•	one independent director shall be designated by KL (the “KL Appointee to the Assurances Foundation Board”);

•	one independent director shall be designated by the State of the Netherlands (the “State Appointee to the Assurances Foundation Board”); and

•	one independent director (the “Co-opted Appointee to the Assurances Foundation Board”) shall be designated jointly by the AF Appointee to the KLM Assurances Foundation Board, the KL Appointee to the Assurances Foundation Board and the State Appointee to the Assurances Foundation Board, provided that for the purposes of designating the Co-opted Appointee to the Assurances Foundation Board, the AF Appointee to the KLM Assurances Foundation Board shall be entitled to cast two votes. The first Coopted Appointee to the Assurances Foundation Board shall be appointed for the Initial Period only and shall be a Dutch national and a Dutch resident. In the case of a tied vote, the Co-opted Appointee to the Assurances Foundation Board shall be appointed by the president of the court in Amsterdam.

In addition, the articles of association of the KLM Assurances Foundation provide for the existence of a committee composed of the AF Appointee to the Assurances Foundation Board, the KL Appointee to the Assurances Foundation Board and the Co-opted Appointee to the Assurances Foundation Board (the “KL Assurances Committee”). The KL Assurances Committee shall decide and render binding advices on the KL Assurances pursuant to Clause 9.5 below.

Furthermore, the articles of association of the KLM Assurances Foundation shall provide for the existence of a second committee composed of the AF Appointee to the Assurances Foundation Board, the State Appointee to the Assurances Foundation Board and the Co-opted Appointee to the Assurances Foundation Board (the “State Assurances Committee”). The State Assurances Committee shall decide and render binding advices on the State Assurances pursuant to Clause 9.6.

9.3	On the date hereof, AF, KL and the State of the Netherlands entered into the AF/Dutch State/KL Agreement whereby and pursuant to which (i) AF and KL granted to the State of the Netherlands the assurances relating to KL set out in Schedule 9.3, which shall become effective upon the Completion Date for a eight-year period (the “State Assurances”) and (ii) the State of the Netherlands acknowledged the possibility granted to it of recourse to the legal mechanism set out in Clause 9.6, 9.7 and 9.8.

9.4	AF undertakes to KL that it shall adhere to the assurances set out in Schedule 9.4 aiming at preserving the long-term interests of KL and AF (the “KL Assurances”) and which shall become effective on the Completion Date for a 5-year period. Upon the expiry of the Initial Period, the Parties undertake to jointly review (without termination) in good faith the KL Assurances referred to in clauses 2, 3, 4 and 6 of Schedule 9.2, taking into account the then existing market environment and changes, as well as the requirements for the future development of the Combined Group.

9.5	With respect of the KL Assurances, the Parties agree that the KL Assurances Committee shall render binding advices on the interpretation of the KL Assurances in the sole case where:

(i)

three (3) members of the KL Supervisory Board, if the proposed amendment to the structure regime (wetsvoorstel 28 179) has either (i) not been enacted in substantially the form voted by the second chamber of the Dutch parliament on 9 September 2003 or (ii) has been enacted in substantially the form voted by the second chamber of the Dutch parliament on 9 September 2003 but has not yet become applicable to KL, or

(ii)	four (4) members of the KL Supervisory Board, if the KL Supervisory Board shall consist of eleven (11) members as provided for in Clause 7.3.4, upon the proposed amendment to the structure regime (wetsvoorstel 28 179) having been enacted in substantially the form voted by the second chamber of the Dutch parliament on 9 September 2003 and having become applicable to KL, acting together have submitted, in the manner set out in the articles of association of the KLM Assurances Foundation, to the KL Assurances Committee, a decision (including but not limited to a decision based on a recommendation of the SMC) of the KL MB, and/or KL Supervisory Board, and/or the AF Board and/or the AFOP Board (after completion of the Hive Down), which they consider to be in conflict with the KL Assurances. When rendering such a binding advice (which shall be given within twenty (20) Business Days from such submission), the KL Assurances Committee undertakes to act in the best interest of KL and the Combined Group and its shareholders in the manner set out in the articles of association of the KLM Assurances Foundation and the Protocol. In addition, and for the avoidance of doubt, the Parties acknowledge and agree that the legal mechanisms set out herein in the articles of association of the KLM Assurances Foundation and the Protocol shall be the sole and only recourse for the monitoring and the enforcement of the KL Assurances.

9.6	In addition, for the period from the Completion Date until the eighth anniversary of the Completion Date, the State of the Netherlands, with respect of the State Assurances, may submit to the State Assurances Committee in the manner set out in the articles of association of the KLM Assurances Foundation a decision (including but not limited to a decision based on a recommendation of the SMC) of the KL MB, and/or KL Supervisory Board, and/or the AF Board and/or the AFOP Board (after completion of the Hive Down), that it considers to be in conflict with the State Assurances. In such a case, the State Assurances Committee shall render a binding advice on the interpretation of the State Assurances. When rendering such a binding advice (which shall be given within twenty (20) Business Days from the submission), the State Assurances Committee undertakes to act in the best interest of KL and the Combined Group and its shareholders in the manner set out in the articles of association of the KLM Assurances Foundation and Schedule 9.3. In addition, the Parties acknowledge and agree (and the State of the Netherlands acknowledged and agreed in the AF/Dutch State /KL Agreement), that in the case the KL Assurances Committee or the State Assurances Committee has rendered a binding advice as to the contravention of a decision of the KL MB, and/or KL Supervisory Board, and/or the AF Board and/or the AFOP Board (after completion of the Hive Down) with either (a) a State Assurance set out in any of paragraphs 2.1 (i) and (ii) and 2.2 (i) and (ii) of Schedule 9.3, or (b) a KL Assurance set out in any of paragraphs 2, 1) and 2) and 3, 1) and 2) of Schedule 9.4(1), such binding advice shall be deemed to have been rendered in respect of both the relevant KL Assurances and the State Assurances.

9.7	Provided (i) with respect to the KL Assurances, that all relevant applicable rules set out in the articles of association of the KLM Assurances Foundation and the Protocol

(relating to the submission to and the manner in which the KL Assurances Committee shall render a binding advice on the interpretation of the KL Assurances) have been complied with, and (ii) with respect to the State Assurances, that the State of the Netherlands has requested the binding advice of the State Assurances Committee in the manner set out in Clause 9.6 above, the KL Assurances Committee or the State Assurances Committee decides in its binding advice that a decision (including but not limited to a decision based on a recommendation of the SMC) of the KL MB and/or KL Supervisory Board and/or AF Board and/or AFOP Board conflicts with the KL Assurances or the State Assurances, the KL MB and/or KL Supervisory Board and/or the AF Board and/or the AFOP Board shall withdraw and/or amend such decision (and undo any action as a result of such decision) in accordance with the binding advice of the KL Assurances Committee or the State Assurances Committee as soon as practicable.

9.8	(a) Each KL Supervisory Board member, in relation to a specific decision of the AF Board (or AFOP Board) or KL Supervisory Board or the KL MB that such KL Supervisory Board member may reasonably consider as constituting a contravention to the KL Assurances to be submitted to the KL Assurances Committee in compliance with Clause 9.5 of this Agreement, (b) the member designated by the State of the Netherlands designated in the AF/Dutch State /KL Agreement, in relation to a specific decision of the AF Board (or AFOP Board) and/or KL Supervisory Board or the KL MB that such member designated by the State of the Netherlands may reasonably consider as constituting a contravention to the State Assurances to be submitted to the State Assurances Committee in compliance with Clause 9.6 of this Agreement and (c) each KLM Assurances Foundation Board member, in relation to a decision of the AF Board (or AFOP Board) or KL Supervisory Board or the KL MB that has been submitted to the KL Assurances Committee or the State Assurances Committee in compliance with clauses 9.5 and 9.6 of this Agreement may reasonably request, from the SMC Chairman, any information contained in documents remitted to the members of the AF Board, the AFOP Board, the KL Supervisory Board and the KL MB (as appropriate) and on which the members of the AF Board, the AFOP Board, the KL Supervisory Board and the KL MB (as appropriate) based their decision, which is deemed to constitute a possible or alleged contravention to the KL Assurances or the State Assurances.

Should the SMC Chairman consider the above-mentioned request to be reasonable, he shall ensure, in his capacity as AF Chairman, that the requested information remitted to the members of the AF Board (or the AFOP Board) and shall request the KL CEO to ensure that the requested information remitted to the members of the KL Supervisory Board or the KL MB, are sent to the members of the KL Supervisory Board, the members of the KLM Assurances Foundation Board or the representative of the State of the Netherlands designated in the AF/Dutch State /KL Agreement, without undue delay, provided they have entered into confidentiality agreements on terms satisfactory to AF whereby they shall undertake to keep confidential, all information and documents which they may receive while assessing a possible or alleged contravention of the KL Assurances or the State Assurances.

9.9	KL and AF will jointly provide necessary administrative support and funding to the KLM Assurances Foundation (including an adequate but reasonable compensation of the Assurances Foundation Board members’ fees).

9.10	In the Hive Down as contemplated by this Agreement, AF shall ensure that its obligations under this Clause 9 and the Schedules referred to in this Clause 9 shall not be assigned or transferred to AFOP. In addition, AF will ensure that as of the completion of the Hive Down, AFOP shall become a Party to this Agreement for this purpose.

10	KL ADMISSION INTO SKYTEAM AND CARGO

10.1	On the date hereof, the Parties, together with the Other SkyTeam Members, executed the KL GAAAA set out in Schedule 10.

10.2	As soon as practicable after the date hereof, the Parties, together with the Other SkyTeam Members, shall use their best efforts to execute the KL GACAIAA which shall contain conditions relating to the entry of KL substantially similar to those in the KL GAAAA.

10.3	The Parties acknowledge and agree that the KL GAAAA shall provide for the admission of KL as a member of the SkyTeam Alliance subject to the occurrence of the Completion Date, provided, however, that should Completion not occur as a result of :

(i)	a final and not appealable order of the DOJ under the HSR Act preventing the consummation of the Combination; or

(ii)	the CPT not issuing the Opinion of the CPT or issuing an Opinion of the CPT determining an exchange offer ratio that differs from the Exchange Offer Ratio; or

(iii)	the French State (including for the purpose of this Clause the French Minister for the Economy or the French treasury) preventing the satisfaction of any condition set out in this Agreement the condition in the KL GAAAA relating to the admission of KL as a member of the SkyTeam Alliance shall be deemed to be satisfied and therefore the KL GAAAA shall be validly enforced.

10.4	Bilateral Operational Agreements

The Parties acknowledge that for the purposes of KL’s admission as a full member of the SkyTeam Alliance, the Parties shall enter into BOAs, which shall terminate upon the expiry of the Initial Period, such BOAs to be discussed and finalised by the relevant Operational Subcommittees in accordance with the rules determined by the SMC.

10.5	The BOAs shall at a minimum include a passenger business agreement and a cargo business agreement, together with a code sharing agreement, a frequent flyer programmes agreement, a special billing agreement, a cargo business agreement and a lounge usage agreement.

The Parties acknowledge and agree that should the BOAs be entered into further to the completion of the Combination, such agreements shall not contain any provisions that amend, contradict with or in any manner prevent KL from complying with any of the terms of this Agreement.

10.6	With regard to the cargo business of the Combination, Parties explicitly acknowledge and agree to the process (including e.g. governance) as well as business (and other) aspects as set out in Schedule 10.6. Any regulatory filing (including competition) regarding a cargo business by AZ and/or AF shall be discussed with the relevant Governmental Authorities and shall be submitted only after the satisfaction of the Commencement Conditions set out in Clause 12.1.7 and 12.1.8.

11	FURTHER REORGANISATIONS

The Parties acknowledge and agree that subject to the Completion of the Combination and the satisfaction of the conditions set forth in Clause 11, AF undertakes to complete the legal operations set forth in this Clause 11 (the “Further Reorganisations”).

11.1	Incorporation of AFOP:

AF undertakes to incorporate a new French wholly-owned subsidiary (“AFOP”).

11.2	Transfer of assets from AF to AFOP:

Subject to the conditions set out in Clause 11.4 below, AF undertakes, to the greatest extent permitted under Stock Exchange Regulations and Legal Requirements, to transfer in the most tax efficient manner and in compliance with all Legal Requirements, its assets, liabilities, Businesses and operations to AFOP by way of an “apport partiel d’actif soumis au régime des scissions” (partial transfer of assets under the spin-off regime) entailing a universal legal transfer (transfert universel de patrimoine) (the “Hive Down”). AF acknowledges that the Hive Down may entail tax consequences.

The Parties agree that the Hive Down shall enable AFOP to carry out the Businesses and operations previously conducted by AF under the same terms and in the same manner as AF. Consequently and without limitation, all permits, licences, authorisations and contracts necessary for the conduct of the Business shall be transferred or newly granted to AFOP.

11.3	Upon completion of the Hive Down, AF undertakes (i) to change the corporate name of AF to “Air France KLM” and (ii) to rename AFOP “Société Air France”.

11.4	The legal operations contemplated under Clauses 11.1 to 11.3 above shall be subject to (i) the enactment in France of a new law (the “New Law”) amending (a) article 1 of Act n°2003-322 dated 9 April 2003 on air carriers and particularly AF (the “AF Law”) in order to allow AF to remain subject to such article of the AF Law after the completion of the Hive Down and (b) article 3 of the AF Law in order to allow AFOP to benefit from the provisions of such article after the completion of the Hive Down and (ii) the approval of the general meeting of the AF Shareholders.

11.5	Notwithstanding the Hive Down, AF shall remain liable and responsible for all of its obligations under this Agreement and any agreements or documents contemplated herein, except to the extent they explicitly refer to AFOP.

SECTION II—THE EXCHANGE OFFER

12	COMMENCEMENT CONDITIONS

12.1	Before commencing the Exchange Offer, the Parties agree that each of the following conditions precedent shall have been satisfied or waived (the “Commencement Conditions”):

12.1.1	there shall be no circumstances on the basis of which it can reasonably be expected that one or more of the conditions set forth in Clauses 13.5(iii), (iv), (vi), (vii), (viii) or (ix) below will not be satisfied;

12.1.2	there shall be no material breach by AF of its obligations under this Agreement, that is not remedied within four weeks of KL’s having notified AF thereof in writing;

12.1.3	there shall be no material breach by KL of its obligations under this Agreement, that is not remedied within four weeks of AF’s having notified KL thereof in writing;

12.1.4	there shall have been no Material Adverse Change in respect of KL;

12.1.5	there shall have been no Material Adverse Change in respect of AF;

12.1.6	no public announcement shall have been made indicating for the first time that a third party is preparing or is to make a public offer for the KL Securities;

12.1.7	the EU Commission shall have issued a decision under the Merger Control Regulation (or shall have been deemed to have done so under such Regulation) declaring either that the Combination is compatible with the common market, or that such Combination is compatible with the common market subject to conditions or undertakings which would not have a Material Adverse Change on:

•	the Combined Businesses taken as a whole; or

•	the AF Group or the KL Group’s respective rights under this Agreement,

or which, in an objectively reasonable opinion, would not materially diminish, taken as a whole, AF’s rights or protections with respect to its investment, shareholding or participation in the Combination.

12.1.8	any applicable waiting period under the HSR Act shall have expired or been terminated;

12.1.9	the French Commission des Participations et Transferts (the “CPT”) shall have rendered an opinion (the “Opinion of the CPT”) whereby the CPT inter alia determines the value of AF and the exchange offer ratio and gives an opinion on such exchange offer ratio in accordance with the Exchange Offer Ratio as well as the Exchange Offer procedure to be followed.

12.1.10	no later than 30 days after the Opinion of the CPT, the French Minister for the Economy shall have issued an arrêté (i) fixing the exchange offer ratio at the Exchange Offer Ratio in compliance with Legal Requirements and (ii) setting out the Exchange Offer procedure in accordance with this Agreement (the “Arrêté”).

12.1.11	KL shall have duly consulted the trade unions under the SER Merger Code 2000.

12.1.12	all the agreements mentioned and/or attached as Schedules to this Agreement shall have been duly executed and shall remain in full force.

12.1.13	no public announcement shall have been made indicating for the first time that a bona fide third party is preparing or has made a bona fide public offer for the outstanding shares in the capital of AF, and there has been no indication that a third party has obtained the right to acquire, or has agreed to acquire shares to be issued by AF representing such a number of shares that such third party can appoint or remove a majority of the members of the AF Board, provided, however, that KL may only invoke this condition precedent after the Parties have unsuccessfully negotiated in good faith the consequences of such announcement, indication or right in view of the Combination.

12.2	Responsibility for satisfaction

12.2.1	Each Party shall use its best endeavours to ensure the satisfaction of the Commencement Conditions as soon as reasonably practicable.

12.2.2	Without prejudice to Clause 12.2.1, AF shall (a) procure the filing of Form CO with the European Commission in a form reasonably acceptable to KL as soon as practicable after the date hereof, as well as the required filings with the DOJ under the HSR Act and (b) ensure that any request for information from the European Commission and the DOJ is fulfilled promptly and in any event within any relevant time limit (it being provided that AF shall provide KL with the draft of any proposed communication with the European Commission and the DOJ and shall take into consideration any reasonable comments from KL on such drafts).

AF shall not enter into (and will procure that none of its Affiliates enters into) any agreement or arrangement likely to affect, delay, impede or in any respect prejudice the fulfilment of the Commencement Conditions set out in Clause 12.1.7.

AF does not object to the State of the Netherlands’ being provided with the draft Form CO and attending meetings with the European Commission as an observer.

12.2.3	Each Party shall and shall procure that its respective advisers shall co-operate in providing such assistance as is necessary to ensure that AF is able to provide to the European Commission and the DOJ such information as may be necessary and to complete all required notifications in respect of the transactions contemplated in this Agreement to the European Commission under the Merger Control Regulation and to the DOJ under the HSR Act.

12.2.4	AF shall (a) notify KL of any communication from the European Commission, the DOJ, the CPT or any other Governmental Authority, (b) provide KL with drafts of any written communication to the European Commission, the DOJ and other Governmental Authorities, give KL a reasonable opportunity to comment thereon and provide KL with the final copies of such communications (save that in relation to all disclosure under this sub-paragraph, business secrets and other confidential material may be deleted, so long as AF acts reasonably in identifying such material for deletion). In addition, the Parties agree that upon KL’s request, KL shall participate in any meetings at which remedies are discussed with the EU Commission or the DOJ.

12.3	Non-Satisfaction/Waiver

12.3.1	Each Party shall promptly give notice to the other Party of the satisfaction, non satisfaction or waiver of any of the Commencement Conditions above within two (2) Business Days of becoming aware of the same.

12.3.2	Subject to Legal Requirements, the Commencement Conditions set out in Clauses 12.1.1, 12.1.3, 12.1.4, 12.1.6, 12.1.11, and 12.1.12 are for the sole benefit of AF and may be waived only by AF (in whole or in part) at any time by giving notice to KL. Subject to Legal Requirements, the Commencement Conditions set out in Clauses 12.1.2, 12.1.5 and 12.1.13 are for the sole benefit of KL and may only be waived by KL (in whole or in part) at any time by giving notice to AF. The Commencement Conditions in Clauses 12.1.7 (in the absence of a decision from the EU Commission or a decision declaring that the Combination is incompatible with the common market), 12.1.8, 12.1.9 and 12.1.10 cannot be waived by any of the Parties. The Commencement Condition in Clause 12.1.7 (except in the absence of a decision from the EU Commission or in the case of a decision declaring that the Combination is incompatible with the common market) is for the benefit of both Parties and can only be waived jointly by AF and KL, provided that the consequences of any conditions or undertakings from the EU Commission shall (i) not affect the Exchange Offer Ratio and (ii) be allocated between the Parties in a fair and reasonable manner.

13	THE EXCHANGE OFFER

13.1	Provided that this Agreement shall not have been terminated in accordance with its terms and that all Commencement Conditions have been satisfied, or, as the case may be, waived by the relevant Party in accordance with this Agreement, AF shall commence the Exchange Offer as soon as practicable after the date that the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) states that it has no further comments on the combined tender offer document to be issued in relation to the Exchange Offer. Subject to the Exchange Offer Conditions, AF shall make an offer (i) to KL Common Shareholders, to exchange ten (10) KL Common Shares held by such KL Common Shareholder for eleven (11) AF Shares and ten (10) AF Warrants and (ii) to the KL NYRS Holders, to exchange ten (10) KL NYRSs for eleven (11) AF ADSs and ten (10) AF Warrants (the “Exchange Offer Ratio”). The specific conditions applicable to the AF Warrants are set out in Schedule 13.1.

AF shall procure that the AF Shares and AF ADSs given to KL Common Shareholders in exchange for their KL Securities and the AF Shares and AF ADSs issued upon exercise of the AF Warrants shall be validly issued, fully paid and non-assessable and that the issuance of such AF Shares is not subject to any preemptive or similar right.

The initial expiration date of the Exchange Offer shall be a date which is not less than 20 U.S. business days after the date on which the Exchange Offer commences (such date, as it may be extended from time to time as hereinafter provided, the “Lapsing Date”) and, provided that this Agreement shall not have been terminated in accordance with the terms hereof, shall be extended by AF, in consultation with KL, from time to time thereafter for minimum periods of ten (10) Business Days or such longer period as may be required by applicable law until such time as all of the Exchange Offer Conditions have been satisfied or, if permitted by this Agreement, waived by AF. Subject only to the conditions set forth above, AF shall accept for exchange and shall exchange all KL Securities validly tendered and not withdrawn pursuant to the terms of the Exchange Offer, at the earliest practicable time following the Lapsing Date (such date on which the Exchange Offer is declared unconditional being referred to herein as the “Closing Date”).

Subject to observing the minimum periods set forth in the first sentence of the immediately preceding paragraph, AF’s obligation to make prompt payment after termination or withdrawal of the Exchange Offer in accordance with the Exchange Act and compliance with any other Legal Requirement, AF hereby agrees and undertakes that, in the event that AF declares the Exchange Offer unconditional, AF shall also accept for exchange and shall exchange any KL Securities that are tendered within a period of 15 Business Days after the date on which the relevant notice that AF will declare the Exchange Offer unconditional is published. AF shall cause (a) the AF Shares and the AF Warrants to be issued in exchange for KL Common Shares pursuant to the Exchange Offer and the AF Shares issuable upon exercise of the AF Warrants, to be listed, upon official notice of issuance, on Euronext Paris and Euronext Amsterdam and (b) the AF ADSs, the AF Warrants to be issued in exchange for KL NYRSs pursuant to the Exchange Offer and the AF ADSs issuable upon the exercise of the AF Warrants to be listed on the NYSE.

13.2	As from the date hereof until the Completion Date and except as provided differently in this Clause 13, each Party undertakes not to (i) effect a dividend or any distribution by way of dividend or capital reduction of cash, assets or securities (including but not limited to equity securities and including the issuance of rights, options or warrants entitling the holder thereof to subscribe for or purchase securities, but excluding ordinary cash distributions paid at a rate that is consistent with past practice and rights, options or warrants issued at or above current market price, or (ii) effect any share split, reverse share split, combination, share distribution, spin-off, re-capitalisation, reclassification or other similar transaction.

13.3	Subject to Clause 6.3, KL and the Stichting Rechtop (under the TS Rechtop Agreement) agree that the Treasury Shares will be tendered in the Exchange Offer except to the extent Treasury Shares are required in order to service remaining KL Employees Options, if any.

13.4	In connection with the Exchange Offer, each holder of the KL Securities will only receive whole AF Shares, AF ADSs and AF Warrants. To the extent holders of KL

Securities would otherwise be entitled to fractional AF Shares or AF ADS as a result of the application of the Exchange Offer Ratio, such holders shall receive an amount in cash (in euro, rounded to the nearest euro cent,and converted into dollars in the case of AF ADSs at the applicable day’s euro/dollar noon buying rate in New York City for cable transfers payable in euros) equal to the product of the relevant fraction of an AF Share or AF ADS multiplied by the average sale price on Euronext Paris (net of related fees and expenses), of the aggregated fractional AF Shares or AF ADSs that would have otherwise been issued in the Exchange Offer. These aggregated fractional AF Shares and AF Shares underlying the AF ADSs (rounded down to the nearest whole AF Share or AF ADS) will be sold on the market by a registered intermediary charged with organising these sales, no later than six trading days following the settlement of the Exchange Offer.

13.5	The obligation of AF to accept for exchange and exchange KL Securities tendered pursuant to the Exchange Offer shall be subject only to the satisfaction or, if permitted by applicable law and this Agreement, prior waiver by the relevant Party, in accordance with Clause 13.7, of the following conditions (together the “Exchange Offer Conditions”):

(i)	the matters contemplated in Clause 17 shall have been approved by the AF Meeting in accordance with French Legal Requirements (the “AF Shareholders Approval Condition”);

(ii)	the KL Meeting shall have been held in accordance with Dutch law;

(iii)	the number of KL Securities representing more than seventy (70) per cent of the KL Securities shall have been validly tendered and not withdrawn, in accordance with the terms of the Exchange Offer, prior to the Lapsing Date (the “Minimum Condition”);

(iv)	no Governmental Authority shall have issued or entered any order which is then in effect and has the effect of (i) making any of the transactions contemplated in this Agreement illegal or otherwise prohibiting their consummation and such transactions shall not otherwise be illegal under any applicable Legal Requirement, (ii) materially limiting the ownership or operation by KL or any of its Affiliates, or AF or any of its Affiliates, of all or any material portion of the Business or assets of KL and its Affiliates, taken as a whole, or AF and its Affiliates, taken as a whole (other than, in either case, assets or Businesses of KL or its Affiliates that are not material (measured in relation to the combined assets or revenues of KL and its Affiliates, taken as a whole)) or compelling AF or any of its Affiliates to dispose of or hold separately all or any material portion of the Businesses or assets of KL and its Affiliates, taken as a whole, or AF and its Affiliates, taken as a whole, as a result of the purchase of KL Securities and (iii) requiring divestiture by AF of any KL Securities;

(v)	there shall not have occurred, at any time on or after the Commencement Date and prior to the Lapsing Date, any continuing (i) general suspension of trading in, or (ii) limitation on prices (other than suspensions or limitations triggered on the NYSE, Euronext Paris or Euronext Amsterdam by price fluctuations on a trading day whether or not as a result of the actions contemplated by this Agreement) for, securities on the NYSE;

(vi)	prior to the Closing Date, no facts or circumstances shall have arisen which AF was not aware of at the time of making the Exchange Offer and which in the reasonable opinion of AF justify withdrawal of the Exchange Offer, provided, however, that such facts or circumstances shall be limited to (1) the failure of any of the representations or warranties of KL set forth in this Agreement that are qualified by reference to a Material Adverse Change to be true and correct, or the failure of any such representation or warranty that is not so qualified to be true and correct in any respect which would be reasonably expected to result in a Material Adverse Change, in each case as if such representation or warranty were made at the time AF comes to the conclusion that withdrawal of the Exchange Offer is justified, (2) the failure of KL to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of KL to be performed or complied with by it under this Agreement.

(vii)	the AF Shares (and the AF Shares issuable upon exercise of the AF Warrants) and the AF Warrants to be issued in exchange for KL Common Shares pursuant to the Exchange Offer shall have been authorised for listing on the Premier Marché of Euronext Paris and Euronext Amsterdam and the AF ADSs, AF Warrants to be issued in exchange for KL NYRSs pursuant to the Exchange Offer and the AF ADSs to be issued on exercise of the AF Warrants shall have been approved for listing on the NYSE;

(viii)	no notification shall have been received from the AFM that the Exchange Offer conflicts with Chapter IIA of the Act on the Supervision of the Securities Trade 1995, in which case the security institutions pursuant to the provision of article 32a of the Decree on the Supervision of the Securities Trade 1995 would not be allowed to co-operate with the settlement of the Exchange Offer;

(ix)	(a) the Registration Statements shall have become effective in accordance with the provisions of the Securities Act, (b) no stop order suspending the effectiveness of either Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (c) all state securities or blue sky authorisations necessary to consummate the Exchange Offer shall have been obtained and be in effect;

(x)	there shall have been no Material Adverse Change with respect to KL;

(xi)	no public announcement shall have been made indicating for the first time that a third party is preparing or is to make a bona fide competing public offer for the KL Securities;

(xii)	KL shall not have lost for any reason whatsoever the status of recognised airline;

(xiii)	KL shall not have (a) been declared bankrupt, (b) been granted a temporary suspension of payments, or any similar proceeding or (c) been seeking agreement with its creditors in general;

(xiv)	AF shall not have lost for any reason whatsoever the status of recognised airline;

(xv)	AF shall not have (a) been declared bankrupt, (b) been granted a temporary suspension of payments, or any similar proceeding or (c) been seeking agreement with its creditors in general.

13.6	Responsibility for satisfaction

13.6.1	The Parties shall use their best efforts to do, or cause to be done, and assist and co-operate with each other in doing, all things necessary or advisable to cause the Exchange Offer Conditions set out in Clause 13.5 to be satisfied in the most expeditious manner reasonably possible.

13.6.2	Without the prior written consent of the other Party, neither AF nor KL shall enter into (and each will procure that none of its Affiliates enters into) any agreement or arrangement likely to affect, delay, impede or in any respect prejudice the fulfilment of the Exchange Offer Conditions set out in Clause 13.5.

13.6.3	Without prejudice to Clauses 12.2.2, 12.2.3 and 12.2.4, in relation to any filing to be made by AF to any Governmental Authority (including, but not limited to the SEC) in accordance with this Clause 13, AF undertakes to consult with KL in relation to such filing. AF shall keep KL regularly informed of the status and progress of any filings and any responses in relation thereto.

13.6.4	Without prejudice to Clause 12.2.2, 12.2.3, 12.2.4, 13.6.1 and 13.6.3, each of the Parties agrees that all requests and enquiries from any Governmental Authority (including, but not limited to the SEC) shall be dealt with by each Party in close coordination with the other Party and each Party shall keep the other Party informed of its responses to such requests and enquiries. Each Party shall promptly co-operate with the other Party and provide all necessary information and assistance reasonably required by such Party to respond to any such requests and enquiries and to make any necessary notifications to, or filings with, such persons, provided that this shall not delay any such filing. Each Party shall provide the other Party with copies of all final written documentation sent to any Governmental Authority and shall undertake its reasonable best efforts to provide KL with an opportunity to participate in any meeting with the SEC to the extent AF considers it appropriate in view of the subject matter of the meeting.

13.7	Non-Satisfaction/Waiver

13.7.1	Each Party shall give notice to the other Party of the satisfaction of any of the Exchange Offer Conditions set out in Clause 13.5 above within two (2) Business Days of becoming aware of the same.

13.7.2

The Exchange Offer Conditions set out in Clauses 13.5 (i), (ii), (vii), (viii) and (ix) cannot be waived by any of the Parties. The Exchange Offer Condition set out in Clause 13.5 (iii), (iv), (v), (vi), (x), (xi), (xii) and (xiii) are for the sole benefit of AF and may be waived, subject to Legal Requirements, at any time in whole or in part by notice in writing to KL, provided however, that AF shall not be entitled to waive without the written consent of KL the Exchange Offer Condition set out in Clause 13.5 (iii) if the number of KL Securities validly tendered and not withdrawn, in accordance with the terms of the Exchange Offer, prior to the Lapsing Date represent less than 50 per cent of the total number of KL Securities. The Exchange Offer Conditions set out in Clause 13.5 (xiv) and (xv) are for the sole benefit of KL and may be waived, subject to Legal Requirements, by KL at any time by notice in writing to AF.

13.8	The Exchange Offer will not be declared unconditional

unless the Exchange Offer Conditions have been and continue to be satisfied or, where appropriate, have been waived by AF, by 3 p.m. (CET) on the Lapsing Date.

If the Exchange Offer is not declared unconditonal, AF shall release all KL Securities tendered pursuant to the Exchange Offer as soon as reasonably possible.

13.9	Delisting and Deregistration of KL Securities

Following the Completion Date and subject to Legal Requirements, KL undertakes upon the request of AF to cause the delisting of the KL Common Shares from Euronext Amsterdam and of the KL NYRSs from the NYSE and the deregistration of the KL Securities under the Exchange Act, as soon as reasonably practicable.

13.10	The Information Documents shall state that any holders of KL Securities who do not tender their KL Securities in the Exchange Offer may remain shareholders of KL following Completion of the Exchange Offer until such time as AF, through (i) the Recovery of the Administered Shareholding I and Administered Shareholding II (in the manner set out in this Agreement) and (ii) the purchase by AF of the remaining CPSs A held by the State of the Netherlands, holds at least 95% of KL’s entire share capital and completion of the force out proceedings pursuant to article 2:92a of the Dutch Civil Code. The Information Documents shall state that AF reserves the right to force out any holders of KL Securities who do not tender their KL Securities in the Exchange Offer whether by way of such force out proceedings, a legal merger, a legal split or otherwise.

14	CONSULTATION OF KL AND AF WORKS COUNCILS

As soon as practicable after the date hereof and no later than the Commencement Date, KL undertakes to continue consulting the KL Works Council, and AF undertakes to consult its works council, in relation to the Exchange Offer and the Combination in compliance with local Legal Requirements.

Prior to consulting its trade unions and works council in relation to the Exchange Offer, each Party shall consult the other Party on the time and the content of the information to be given in the context of the above-mentioned consultation.

Within two months after the Completion Date, the Parties shall enter into discussions aimed at implementing European employees representation within the Combined Group in compliance with the European works council directive. The Parties shall use their reasonable best efforts to have such European employees representation established within six months after Completion.

The Parties agree that KL shall remain the sole discussion partner of the KL Works Council and the Dutch unions for the relevant Dutch matters. All meetings between KL and the KL

Works Council shall be conducted in the Dutch language and the materials to be provided to the KL Works Council shall be in the Dutch language.

15	INFORMATION DOCUMENTS

15.1	As promptly as practicable after the date hereof, AF shall prepare, with the co-operation of KL, documentation and required tender offer and listing prospectuses and recommendation statements in the English and French languages and with a Dutch summary as applicable, that will constitute the basis for (i) the Exchange Offer, (ii) the listing of the AF Shares, AF ADSs, AF Warrants and the AF ADSs and AF Shares to be delivered on exercise of the AF Warrants to be issued pursuant to the Exchange Offer on Euronext Paris, on Euronext Amsterdam and on the NYSE, as applicable, and (iii) all required documentation for the AF Meeting and the KL Meeting (collectively the “Information Documents”). AF or KL, as the case may be, shall each transmit such information concerning it as the other Party may reasonably request in connection with such actions and the preparation of the Information Documents. On the Commencement Date, the appropriate Information Documents will be mailed or otherwise made available to the AF Shareholders and/or the KL Shareholders, as the case may be. AF and KL shall cause the Information Documents to comply as to form and substance in all material respects with the Legal Requirements.

15.2	The Information Documents shall include the unconditional recommendation of the AF Board that the AF Shareholders vote as anticipated in Clause 17, provided, however, that the AF Board may, at any time prior to the Closing Date, amend, modify, withdraw, condition or qualify any such recommendation and may take any action or make any statement inconsistent with such recommendation if the AF Board determines in its good faith judgment, after taking advice from independent legal counsel and after consultation with KL, that failure to so amend, modify, withdraw, condition or qualify its recommendation or to take such action or make such statement would cause the AF Board to breach its fiduciary duties to AF or AF Shareholders under Legal Requirements.

15.3	The Information Documents shall include the unanimous, unqualified and unconditional recommendation of the KL MB and the KL Supervisory Board that the KL Common Shareholders and the KL NYRS Holders accept the Exchange Offer, provided however, that the KL MB and the KL Supervisory Board may, at any time prior to the Closing Date, amend, modify, withdraw, condition or qualify any such recommendation and may take any action or make any statement inconsistent with such recommendation if the KL MB and the KL Supervisory Board determine in their good faith judgment, after taking advice from independent legal counsel and after consultation with AF, that failure to so amend, modify, withdraw, condition or qualify their recommendation or to take such action or make such statement would cause the KL MB and the KL Supervisory Board to breach their fiduciary duties to KL or KL Shareholders under Legal Requirements.

15.4

No amendment or supplement to the Information Documents will be made without the approval of AF and KL, which approval shall not be unreasonably withheld or delayed. Each of AF and KL will advise the other, promptly after it receives notice thereof, of any request by any relevant authority for amendment of any of the

Information Documents or comments thereon and responses thereto or requests by any relevant authority for additional information.

15.5	As soon as reasonably practicable after the date hereof, AF shall file with the SEC a Registration Statement on Form F-4 registering the AF Shares and AF Warrants offered to KL Common Shareholders in the United States pursuant to the Exchange Offer, including the maximum number of AF Shares and AF ADSs that may be delivered upon exercise of the AF Warrants (together with any exhibits, amendments and supplements thereto and any material incorporated by reference therein, (the “F-4 Registration Statement”) and shall arrange for the filing of a Registration Statement on Form F-6 registering the AF ADSs offered to KL NYRS Holders in the United States (together with any exhibits, amendments and supplements thereto and any material incorporated by reference therein the “ADS Registration Statement” and, together with the F-4 Registration Statement, the “Registration Statements”). AF shall use its reasonable best efforts to have the Registration Statements declared effective by the SEC at the earliest practicable date and to keep the Registration Statements effective as long as is necessary to consummate the Exchange Offer. AF shall also, immediately prior to the commencement of the exercise period for the AF Warrants, use its reasonable best efforts to amend the Registration Statements or file new registration statements, as applicable, and to have the same be declared effective by the SEC, insofar as such statements relate to the AF Shares and the AF ADSs to be delivered on exercise of the AF Warrants. AF shall also take any action required to be taken under applicable blue sky or securities laws in connection with the issuance of AF Shares, AF ADSs and AF Warrants pursuant to the Exchange Offer or pursuant to the exercise of the the AF Warrants, and KL shall furnish all information concerning KL as AF may reasonably request in connection with such action. KL shall assist and co-operate with AF in the preparation of the Registration Statements and shall use its reasonable best efforts to assist AF to have the Registration Statements declared effective by the SEC at the earliest practicable date.

Each of AF and KL agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statements and the Tender Offer Statement on Schedule TO under the Exchange Act (together with any exhibits, amendments and supplements thereto and any material incorporated by reference therein and such documents included therein pursuant to which the Exchange Offer will be made in the United States (the “Schedule TO” and, together with the Registration Statements, the “U.S. Exchange Offer Documents”) shall (i) at the time a Registration Statement is declared effective by the SEC, (ii) at the time that the prospectus relating to the Exchange Offer is published, sent or given to KL Shareholders and (iii) on the Completion Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of AF and KL agrees promptly to correct any information provided by it for use in a Registration Statement or the Schedule TO if and to the extent that such information shall cause any U.S. Exchange Offer Documents to contain any untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they were made, not misleading. AF shall take all steps necessary to cause the Schedule TO, the F-4

Registration Statement or the ADS Registration Statement, as so corrected, to be filed with the SEC and the other U.S. Exchange Offer Documents, as so corrected, to be, at such time as reasonably agreed by AF and KL, disseminated to holders of KL Securities, in each case as and to the extent required by applicable U.S. federal securities laws. KL shall be given a reasonable opportunity to review and comment on the U.S. Exchange Offer Documents prior to their being filed with the SEC or disseminated to the holders of KL Securities. AF shall provide KL with any comments AF may receive from the SEC or its staff with respect to the Registration Statements promptly after the receipt of such comments and shall provide KL an opportunity to participate in the AF’s response to such comments and shall provide KL with a copy of any such response. Each Party shall notify the other Party of any stop order proceedings in respect of the Registration Statements and shall use its reasonable best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

15.6	KL hereby agrees to file with the SEC on the Commencement Date and disseminate to holders of shares of KL Securities, in each case as and to the extent required by the Exchange Act and the rules and regulations promulgated thereunder, a solicitation/recommendation statement on Schedule 14D-9 (together with any exhibits, amendments and supplements thereto and any material incorporated by reference therein, the “Schedule 14D-9”) that shall reflect the recommendation of the KL MB and the KL Supervisory Board described in Clause 15.3, provided, however, that the KL MB and the KL Supervisory Board may amend, modify, withdraw, condition or qualify such recommendation or take any action or make any statement inconsistent with such recommendation subject to the provisions of Clause 15.3 and Clause 21.2 of this Agreement. KL agrees to provide AF with any comments that KL may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide AF with an opportunity to participate in the response of KL to such comments and shall provide AF with a copy of any such response. Each of AF and KL agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall cause any U.S. Exchange Offer Documents to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they were made, not misleading. KL agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of KL Securities, in each case as and to the extent required by the Exchange Act and the rules and regulations promulgated thereunder. KL will provide AF an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of KL Securities and will provide AF with a copy of all such filings made with the SEC.

15.7

As soon as reasonably practicable on the Commencement Date, AF shall file with the SEC the Schedule TO. The Schedule TO shall contain an offer to purchase, a form of related letter of transmittal and a form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “TO Materials”). AF will provide KL with a reasonable opportunity to review and comment on the TO Materials prior to filing such with the SEC and will provide KL with a copy of all such filings made with the SEC. AF and KL each agrees promptly to correct any information provided by it for use in the TO Materials that shall have caused any U.S. Exchange Offer Document to become false or misleading in any material respect, and each Party further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other TO Materials, as so corrected, to be disseminated to holders of KL Securities, in each case as and to the extent required by the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

16	REPRESENTATIONS AND WARRANTIES OF AF AND KL

Unless the contrary appears from a fairly disclosed statement and except as contemplated in this Agreement, each of AF and KL warrant to the other Party that each statement set forth in Schedule 16 is true and accurate on the date hereof and will remain true and accurate until the Commencement Date.

17	AF GENERAL MEETING

In order to effect the Combination, the AF Board will, as promptly as reasonably practicable after the satisfaction or waiver of the last Commencement Condition convene an extraordinary general meeting of its shareholders (the “AF Meeting”) at which AF Shareholders will be asked inter alia, conditional on the occurrence of the Closing Date:

(i)	to authorise the AF Board to increase AF’s share capital by the issuance of such number of new AF Shares and AF Warrants as may be necessary for the Exchange Offer;

(ii)	to resolve that, based upon the Exchange Offer Ratio and the maximum number of KL Securities to be exchanged in the Exchange Offer of 46,809,699, the maximum number of new AF Shares and AF Warrants that can be issued under the above-mentioned authority totals an increase in the nominal capital of euro 437,670,686.5;

(iii)	to give all powers to the AF Board, with the option to delegate these to the AF Chairman in accordance with French Legal Requirements, to exercise the above-mentioned authority, and in particular to carry out the issue of new AF Shares and AF Warrants, to determine the terms for such increase of share capital, to decide on the use of any premium and to amend AF’s articles of association as necessary in the exercise of such authority;

(iv)	to appoint new members at the AF Board, including the appointment, conditional upon the occurrence of the Completion Date, of L. van Wijk, and the three (3) persons designated in accordance with this Agreement as KL AF Directors; and

(v)	to amend the articles of association of AF.

(together the “AF Resolutions” which are set out in more detail in Schedule 17).

18	KL SHAREHOLDERS MEETING

The KL Management and the KL Supervisory Board will, as promptly as reasonably practicable after the Commencement Date, convene a general meeting of KL Shareholders to be held at least eight days prior to the Lapsing Date for the purposes of (i) informing the KL Shareholders of the Exchange Offer and (ii) voting on the Amended KL Articles of Association, subject to the occurrence of the Closing Date (the “KL Meeting”).

19	CROSS DUE DILIGENCE

19.1	On the date hereof, the Parties acknowledge that prior to entering into this Agreement, they have performed due diligence investigations on the AF Group and the KL Group respectively which included (i) the consultation and the review of all the documents and information relating without limitation to technical, operational, financial, legal, tax and environmental matters, as well as interviews with management and relevant employees of both the AF Group and the KL Group, as well as (ii) the review of the documents, listed in Schedule 19.1 (the “Confirmatory Due Diligence”).

19.2	With the exception of any confidential documents relating to the privatisation of AF that AF may be preparing at the request of the French State, each Party hereby represents and warrants to the other Party that prior to entering into this Agreement it has supplied the other Party with all information that can reasonably be considered necessary for the Exchange Offer. All information that can reasonably be considered material for determining the Exchange Offer and the Exchange Offer Ratio hereunder have been supplied by each Party to the other Party. Each Party further represents and warrants that on the date hereof it is not aware of any information which must or should have been made public by it pursuant to article 28h of the listing rules of Euronext Amsterdam, the listing rules of Euronext Paris, the NYSE listing rules or the Exchange Act. On the date hereof, each Party is not aware of any information that would necessitate the amendment, correction or further explanation of its public statements during the presentation of its annual accounts 2003 or any of its other public statements since then.

20	COVENANTS

20.1	Each of the Parties agrees to use its reasonable best efforts to do, or cause to be done, and to assist and co-operate with the other Party in doing, all things necessary or advisable to complete in the most expeditious manner reasonably possible, the transactions contemplated by this Agreement, including:

(i)	the obtaining of all necessary waivers, consents, authorisations and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain such authorisations, approvals or waivers from, or to avoid an action or proceeding by, any Governmental Authority, including, without limitation, disposing or altering any operations of AF and KL, as the case might be, in a manner that would not have a Material Adverse Effect in respect of such Party;

(ii)	the obtaining of all necessary consents, approvals, authorisations or waivers from third parties; and

(iii)	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement.

20.2

The Parties acknowledge and agree that upon the Completion Date and as a result of the transactions contemplated herein to be completed on the Completion Date, KL shall retain its International Airline Services Business tax residence and its tax residency as a legal entity in the Netherlands, both for Dutch tax purposes and any

Bilateral Tax Treaty. Therefore, the Parties agree as soon as practicable after the date hereof, to do their reasonable best efforts to seek comfort in writing in relation to these issues from both the French and Dutch tax authorities.

21	EXCLUSIVITY AND NON-SOLICITATION

21.1	As from the date hereof until the termination of this Agreement pursuant to Clause 25 (the “Exclusivity Period”) each Party undertakes that it will not and shall procure that its Affiliates shall not, directly or indirectly through managing or supervisory directors, advisers, employees, officers, agents, representatives or otherwise, make any initial or further approach to, entertain any approach from, or enter into or continue negotiations with, support or entertain any offer by any Person with the view to a transaction taking place that would preclude or materially restrict or delay the Exchange Offer and/or the Combination or make the Exchange Offer or the Combination less attractive to the other Party (or its shareholders) (such transaction being referred to hereinafter as a “Prohibited Transaction”) or enter into any agreement or arrangement regarding or make any preparation for a Prohibited Transaction.

21.2	In the event KL receives a proposal from a third party that was not solicited by KL and that does not otherwise result from a breach by KL of Clause 21.1, and if such proposal is a bona fide written indication and/or proposal to acquire all the KL Common Shares and NYRSs pursuant to a public offer on terms that the KL MB and the KL Supervisory Board determine in good faith considered from the points of view of (i) strategic fit, (ii) cultural fit and (iii) shareholder value, and after consultation with its outside legal counsel and independent financial advisors, to be considerably more favourable to KL and the KL Common Shareholders and KL NYRS Holders than the Exchange Offer and the Combination and which must therefore be considered to obligate the KL MB and the KL Supervisory Board in exercising their fiduciary duties to KL, the KL Common Shareholders and KL NYRS Holders to receive and explore such superior offer (a “Competing Offer”) in discussions with such third party, then KL may do so during an appropriate period as from the date of the written notification by KL to AF that it is entering into such discussions (the “Negotiation Notice”). If within such period the Competing Offer has become an offer to KL which is binding on the third party concerned and for which no third party financing is required or any required third party financing is fully committed, then KL is entitled to accept such Competing Offer, provided (i) such acceptance takes place and is communicated to AF within the foregoing period, and (ii) simultaneously with such communication this Agreement is terminated by KL.

21.3	During the Exclusivity Period, each of AF and KL shall promptly notify the other Party (and provide reasonable details) of any approaches, discussions or negotiations (however preliminary) which occur regarding any Prohibited Transaction or Competing Offer and shall promptly consult with the other Party as to how the approached Party shall react to the relevant third party.

21.4

Should KL be in breach of the provisions of this Clause 21 and the Exchange Offer fails as a result, KL acknowledges that AF will have suffered damage as a result (for which KL would be liable) including the costs and expenses that AF may incur in instructing advisers in connection with the Exchange Offer and the Combination. Therefore, KL agrees to pay to AF the sum of euro thirty (30) million, which KL agrees is a genuine pre-estimate of such costs and expenses which shall, without any further action or formality being required, be paid forthwith to AF. Payment of this amount shall constitute full and final discharge of KL’s obligations under this Clause 21.4.

22	CONDUCT OF BUSINESS PENDING THE CLOSING

Each Party undertakes that as from the date hereof until the earlier of either the Completion Date or the date on which this Agreement is terminated pursuant to Clause 25 it shall not, and it shall procure that its Affiliates shall not, except (x) as contemplated by this Agreement and any of its Schedules or (y) with the prior written consent of the other Party:

(i)	take any action outside the ordinary course of business including inter alia enter into, or announce an intention to enter into, any transaction outside the ordinary course of business resulting in obligations or liabilities in excess of euro 25,000,000 in respect of KL or euro 50,000,000 in respect of AF;

(ii)	enter into, or announce an intention to enter into, or take an option on any transaction in the ordinary course resulting in obligations or liabilities in excess of euro 25,000,000, provided that this Clause 22 (ii) shall apply solely to KL;

(iii)	issue, purchase, redeem or repay, or propose the purchase, redemption or repayment of, any of its shares or issue or agree to issue any securities convertible into shares, rights, warrants or options to subscribe for or to acquire any shares or convertibles or propose the reduction, or making of any changes to any part (including share-splits), of its share capital or the share capital of any of its Affiliates, unless it concerns issuance of shares under such Party’s existing obligations;

(iv)	propose any amendment to its articles of association (except as contemplated in this Agreement) or amend the articles of association of any of its significant Affiliates;

(v)	declare, make or pay any dividend or other distribution, unless in accordance with its current dividend policy;

(vi)	amend the terms of employment and remuneration, of its management or its significant Affiliates’ management;

(vii)	amend the terms of employment of its employees or its significant Affiliates’ employees in a manner which would not be consistent with relevant market practice or past practice on an individual and global basis;

(viii)	amend the pension scheme/employee benefits of its employees or any of the employees of an Affiliate, unless (i) required by law or (ii) pursuant to existing contractual arrangements (including collective labour agreements or other agreements with any union involved with it);

(ix)

issue any debentures or create, extend, grant, issue or permit to subsist, or agree to create, extend or issue new Lien in excess of euro 25,000,000 in respect of KL or euro 50,000,000 in respect of AF or cause any increase in the indebtedness of such Party and its Affiliates taken as a whole by more than euro 25,000,000 in respect of KL or euro 50,000,000 in respect of AF, unless required in respect of any binding agreement for the purchase of aircraft and under existing and ongoing arrangements;

(x)	grant any rights to third parties to share in its profits or the profits of any of its Affiliates; or

(xi)	enter into, or announce an intention to enter into, any transaction or agreement concerning or in relation to the business of Martinair N.V., provided that this Clause 22 (xi) shall apply solely to KL provided that:

•	AF shall inform KL prior to entering into, or taking an option on, any transaction in the ordinary course resulting in obligations or liabilities in excess of euro 50,000,000;

•	nothing in this Clause 22 or this Agreement shall prevent AF and/or any of its Affiliates from entering into any agreement, agreeing on any undertaking and more generally collaborating and/or taking part in any procedure or action that is necessary in the context and for the purposes of its privatisation and therefore such undertakings or actions shall not constitute and/or result in a breach by AF of any of its obligations under Clause 22 and this Agreement. However, the AF Chairman shall inform the KL CEO with respect to any development relating to AF’s privatisation;

•	nothing in this Clause 22 or this Agreement shall prevent AF and/or any of its Affiliates from entering into any agreements resulting from undertakings or commitments to be executed in the context of any existing co-operation with any SkyTeam Members and therefore such agreements or undertakings shall not constitute and/or result in a breach by AF of any of its obligations under Clause 22 and this Agreement, subject however to Clause 12.2.2.

23	CO-OPERATION

23.1	AF and KL shall co-ordinate and co-operate in connection with:

(i)	the preparation of the Information Documents;

(ii)	determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, authorisations, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

(iii)	seeking any such action, consent, authorisation, approval or waiver or making any such filing, furnishing information required in connection therewith or in connection with the Information Documents and timely seeking to obtain any such action, consent, authorisation, approval or waiver.

23.2	Notices of Certain Events

Each of AF and KL shall give prompt notice to the other of any change, event or circumstance that can reasonably be expected to result in a Material Adverse Effect in respect of it or can reasonably be expected to materially delay or impede its ability to consummate the transactions contemplated by this Agreement or to fulfil its obligations set forth herein.

24	PUBLIC ANNOUNCEMENT AND CONFIDENTIALITY

24.1	Without prejudice to Clause 14, each Party shall keep all information disclosed by the other Party strictly confidential pursuant to the terms of the Confidentiality Agreement, which shall form part of this Agreement, it being provided that nothing in the Confidentiality Agreement shall prevent AF from commencing the Exchange Offer in accordance with this Agreement.

24.2	The Parties shall use the information exchanged between them only for the performance of this Agreement.

24.3	Notwithstanding the above, the Parties have prepared and agreed on a joint press release set out on Schedule 24.3 to be made on or about the date of this Agreement with respect to the contemplated Exchange Offer and the Combination in compliance with Legal Requirements (the “Public Announcement”).

24.4	Without prejudice to Clause 14, no other press release, notice or disclosure (including the communication of this Agreement and/or any of its Schedules) to any Person or other communication concerning the Exchange Offer and Combination, whether prior to or subsequent to the Commencement Date, shall be issued, given, made or otherwise disseminated by any Party or its Affiliates, officers, directors, employees or representatives without the prior approval of the other Party (such approval not to be unreasonably withheld or delayed), except (a) each Party and its Affiliates shall be entitled, without obtaining written approval from the other Party, to make any disclosures (i) required by applicable Laws, (ii) required in connection with applications for licenses, permits, registrations or other filings with Governmental Authorities that regulate the Business or operations of AF and/or KL and/or their respective Affiliates, (iii) required by any court of competent jurisdiction or in connection with any filings made to any court of competent jurisdiction or in connection with any litigation proceedings, or (iv) required by the relevant Stock Exchange Regulations, and (b) each Party shall be entitled, without obtaining the other Party’s consent, to make disclosures regarding the contemplated Combination for the purpose of attempting to obtain the authorisations, consents or approvals or otherwise attempting to facilitate the consummation of the contemplated Exchange Offer and the Combination. If a Party or any of its Affiliates is required to make any disclosure, such Party shall promptly notify the other Party, where possible and lawful to do so, before disclosure occurs and shall co-operate with the other Party regarding the timing and content of such disclosure and any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

24.5	Notwithstanding the foregoing, each Party (and each employee, representative, or other agent of the Parties or their Affiliates) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Transactions”) and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, such disclosure may not be made to the extent that the disclosure is restricted to reasonably comply with any securities laws. Each Party further acknowledges and agrees that:

(i)	the disclosure of the tax treatment or the tax structure of the Transactions is not limited in any manner by an express or implied understanding or

agreement,	oral or written, whether or not such understanding or agreement is legally binding; and

(ii)	it does not know or have reason to know that its use or disclosure of the information relating to the tax treatment or tax structure of such Transactions is limited in any other manner, such as where the Transaction is claimed to be proprietary or exclusive, for the benefit of any person.

For purposes of this paragraph, the tax treatment of the Transactions is the purported or claimed U.S. federal tax treatment of the Transactions, and the tax structure of the Transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal tax treatment of the Transactions.

25	TERMINATION

This Agreement may be terminated in writing and the Exchange Offer may be abandoned at any time prior to the Closing Date, as follows:

25.1	by KL in the case of a material breach by AF of AF’s obligations under this Agreement that is not remedied within four weeks of KL’s having notified AF thereof in writing;

25.2	by AF in the case of a material breach by KL of KL’s obligations under this Agreement that is not remedied within four weeks of AF’s having notified KL thereof in writing;

25.3	by mutual written consent duly authorised by the AF Board, the KL MB and KL Supervisory Board;

25.4	by either AF or KL, if the Closing Date shall not have occurred on or before 31 December 2004;

25.5	by either AF or KL, if any order preventing the consummation of the Combination shall have been entered into by any court of competent jurisdiction or any Governmental Authority and shall have become final and non appealable;

25.6	by either AF or KL, if the other Party loses for any reason whatsoever the status of recognised airline, or, by reason of any Legal Requirement is no longer capable of performing its obligations in accordance with this Agreement to an extent material in the context of the Combination taken as a whole; or

25.7	by either AF or KL, if the other Party is declared bankrupt, has been granted temporary suspension of payments, or any similar proceeding or is seeking agreement with its creditors in general;

25.8	by KL in accordance with Clause 21.2 hereof;

25.9	by KL, if the Commencement Date shall not have occurred on or before 30 September 2004, provided that such delay or non-occurrence does not result from any breach by, or action of KL.

For the avoidance of doubt, the termination of this Agreement will not cause the termination of other agreements referred to in this Agreement, unless such other agreement states otherwise.

26	COSTS AND EXPENSES

Subject to the provision of Clause 21.4, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Exchange Offer is consummated.

27	NO RESCISSION

Subject to Clause 25, the Parties waive their rights, if any, to in whole or in part, annul, terminate, rescind or dissolve this Agreement, or ask for annulment, termination, rescission or dissolution including on the ground of error.

28	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties set forth in this Agreement shall terminate as of the Completion Date or upon the termination of this Agreement pursuant to Clause 25, as the case may be.

29	NOTICES

29.1	All notices given by either of the Parties to the other Party pursuant to this Agreement shall be in the English language and shall be sent by airmail, registered or otherwise, facsimile, or delivered by hand to the other Party at the following address or at such other address as the Parties may indicate by notice given in accordance with this paragraph:

•	Koninklijke Luchtvaart Maatschappij N.V.

Amsterdamseweg 55

1182 GP Amstelveen

The Netherlands

Fax: +31 20 64 88 100

Attention: Mr. Jan Ernst de Groot, Secretary to the Management Board and

General Counsel

•	Société Air France

45, rue de Paris

95747 Roissy CDC Cedex

France

Fax: +33 1 41 56 67 19

Attention: Jean-Marc Bardy, Director for legal Affairs

29.2	Any notice or other communication shall be deemed to have been given:

(i)	if delivered in person, at the time of delivery; or

(ii)	if sent by mail, at 10.00 a.m. on the second Business Day after it was posted or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was mailed by overnight courier; or

(iii)	if sent by fax, on the date of transmission, if transmitted before 3 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission.

29.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and mailed, either by recorded delivery post or by prepaid airmail, as the case may be) or that the fax was properly addressed and transmitted, as the case may be.

29.4	no notice or other communications made under this Agreement may be withdrawn or revoked.

30	SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.

31	NON-ASSIGNMENT—BINDING EFFECT—BENEFIT

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior consent of the other Party. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a Party to this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors or assigns. Unless to the extent explicitly provided otherwise, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

32	CONFLICT WITH THE SCHEDULES

In the event of discrepancy, conflict or ambiguity between the provisions contained in the main body of this Agreement and any provisions contain in the Schedules hereto, the provisions included in the main body of this Agreement shall prevail.

33	FUTURE AGREEMENTS CONTRARY TO THIS AGREEMENT

The Parties acknowledge and agree that further to the Completion Date, neither Party shall enter into any agreement (with the New Party or any other party) which provisions amend, contradict with or in any manner prevent such Party from complying with any of the terms set out in this Agreement.

In addition, the Parties acknowledge and agree that further to the Completion Date and in the context of the Combination, any bilateral agreements to be entered into between AF and KL and not specifically attached as a Schedule to this Agreement shall not amend or contradict the terms of this Agreement.

34	SPECIFIC PERFORMANCE

The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy, to the extent permitted by law.

35	GENERAL

This Agreement may be executed in one or more originals, all of which shall be considered one and the same agreement and shall become effective when one or more originals have been signed by the other Party and delivered to the other Party, it being understood that both Parties need to sign the same original.

36	GOVERNING LAW

This Agreement shall be executed in the English language, and shall be governed by and construed in accordance with the laws of the Netherlands.

37	DISPUTE RESOLUTION AND ARBITRATION

37.1	Without prejudice to Clause 9.7, and subject to Clause 37.3, in the event a dispute between the Parties arises out of or in connection with this Agreement, including any question concerning its validity, termination, interpretation, performance, operation, enforcement or breach, such dispute shall first be submitted to the senior management of each Party, which shall endeavour to resolve such dispute in good faith. For the purpose of this Clause 37, good faith shall mean that at least three meetings in which senior management of both Parties are present shall be convened within a four week-period from the date the dispute is submitted to the senior management of each Party. The senior management of each Party shall review each dispute submitted to them and shall endeavour to reach consensus as to the resolution of such dispute. In the event that the senior management of each Party do not reach consensus within twenty (20) Business Days with respect to the resolution of the dispute, the Parties agree to firstly submit the matter to settlement proceedings (mediation) under the ICC Rules of Optional Conciliation of the International Chamber of Commerce. Settlement shall be conducted by a sole conciliator appointed in accordance with said rules. The place of settlement shall be Brussels, Belgium. The conciliation procedure shall be conducted in the English language.

37.2	Subject to Clauses 37.3, if the dispute has not been settled pursuant to the ICC Rules of Optional Conciliation within 30 Business Days following the filing of a request for conciliation or within such other period as the Parties may agree in writing, such dispute shall be finally settled in accordance with the rules of arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators appointed in accordance with such arbitration rules. The place of arbitration shall be Brussels, Belgium. The arbitral procedure shall be conducted in the English language.

Notwithstanding the foregoing, nothing in Clauses 37.1 and 37.2 shall preclude each of the Parties from applying for injunctive relief summary proceedings (kort geding) before any competent court.

37.3

In case a dispute arises with respect to a Material Adverse Effect, such dispute shall be submitted to the senior management of each Party, which shall endeavour to resolve such dispute in good faith. In the event that the senior management of each

Party do not resolve the dispute within 10 Business Days after the dispute has been submitted to them, the Parties agree to submit the matter to an expert (the “Expert”) in accordance with Schedule 37.3.

38	AMENDMENTS TO THIS AGREEMENT

38.1	The Parties acknowledge and agree that during the Initial Period, any amendment to this Agreement shall require the prior approval of at least two-thirds of the members of the KL Supervisory Board.

38.2	After the expiry of the Initial Period and until five (5) years following the Completion Date, any amendment to the provisions of Clause 7 and Clauses 27, 29, 30, 31, 32, 33, 34, 36, 37, 38 of this Agreement shall require the prior approval of at least two-thirds of the members of the KL Supervisory Board.

38.3	After the expiry of a five-year period from the Completion Date, any amendment to this Agreement (including for the avoidance of doubt its termination) shall require the prior approval of a simple majority of the members of the KL Supervisory Board.

IN WITNESS WHEREOF, this Agreement has been duly signed in duplicate in English by their duly authorised representatives as of the date first above written.

For and on behalf of AF	For and on behalf of KL

/S/ J.C. Spinetta	/S/ L.M. van Wijk
Mr. J.C. Spinetta The Chairman and CEO	Mr. L.M. van Wijk The Chief Executive Officer

/S/ R.A. Ruijter
Mr. R.A Ruijter The Chief Financial Officer